Exhibit 10.25

NORTHWEST PARK

LEASE

BY AND BETWEEN

N.W. MIDDLESEX 36 TRUST (LANDLORD)

AND

CONFORMIS, INC. (TENANT)

FOR PREMISES AT
11 NORTH AVENUE

BURLINGTON, MASSACHUSETTS

		TABLE OF CONTENTS

ARTICLE 1		Reference Data	1

1.1		Subject Referred To	1
1.2		Exhibits	2

ARTICLE 2		Premises and Term	3

2.1		Premises	3
2.2		Term	3
2.3		Extension Option	3

ARTICLE 3		Landlord’s Work; TI Allowance	4

3.1		Performance of Work and Approval of Landlord’s Work	4
3.2		Late Delivery	5
3.3		Supplemental Allowance	5
3.4		Acceptance of the Premises	5
3.5		Pre-Commencement Entry	5

ARTICLE 4		Rent	5

4.1		The Fixed Rent	5
4.2		Additional Rent	6

	4.2.1	Real Estate Taxes	6
	4.2.2	Personal Property Taxes	6
	4.2.3	Operating Costs	6
	4.2.4	Insurance	8
	4.2.5	Utilities	9

4.3		Late Payment of Rent	9
4.4		Security Deposit: Letter of Credit	9

	4.4.1	Amount of Letter of Credit	10
	4.4.2	Reduction in Security	10
	4.4.3	Renewal of Letter of Credit	10
	4.4.4	Draws to Cure Defaults	10
	4.4.5	Draws to Cure Damages	10
	4.4.6	Issuing Bank	11
	4.4.7	Draws for Failure to Deliver Substitute Letter of Credit	11
	4.4.8	Transferability	11
	4.4.9	Return of Letter of Credit at End of Term	11

ARTICLE 5		Landlord’s Covenants	11

5.1		Affirmative Covenants	11

	5.1.1	Heat and Air-Conditioning	11
	5.1.2	Electricity	11
	5.1.3	Water	11
	5.1.4	Fire Alarm	11
	5.1.5	Repairs	11
	5.1.6	Insurance	12

5.2		Interruption	19
5.3		Outside Services	12
5.4		Access	12

ARTICLE 6		Tenant’s Additional Covenants	12

6.1		Affirmative Covenants	12

	6.1.1	Perform Obligations	12
	6.1.2	Use	12
	6.1.3	Repair and Maintenance	12
	6.1.4	Compliance with Law	12
	6.1.5	Indemnification	13
	6.1.6	Landlord’s Right to Enter	13
	6.1.7	Personal Property at Tenant’s Risk	13
	6.1.8	Payment of Landlord’s Cost of Enforcement	13
	6.1.9	Yield Up	13
	6.1.10	Rules and Regulations	14
	6.1.11	Estoppel Certificate	14
	6.1.12	Landlord’s Expenses Re Consents	14

6.2		Negative Covenants	14

	6.2.1	Assignment and Subletting	14
	6.2.2	Nuisance	16
	6.2.3	Hazardous Wastes and Materials	16
	6.2.4	Floor Load; Heavy Equipment	17
	6.2.5	Installation, Alterations or Additions	17
	6.2.6	Abandonment	19

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6.2.7	Signs	19
6.2.8	Parking and Storage	19

ARTICLE 7	Casualty or Taking	19

7.1	Termination	19
7.2	Restoration	19
7.3	Award	19

ARTICLE 8	Defaults	20

8.1	Events of Default	20
8.2	Remedies	20
8.3	Remedies Cumulative	20
8.4	Landlord’s Right to Cure Defaults	21
8.5	Effect of Waivers of Default	21
8.6	No Waiver, etc.	21
8.7	No Accord and Satisfaction	21

ARTICLE 9	Rights of Mortgage Holders	21

9.1	Rights of Mortgage Holders	21
9.2	Lease Superior or Subordinate to Mortgages	21

ARTICLE 10	Miscellaneous Provisions	22

10.1	Notices from One Party to the Other	22
10.2	Quiet Enjoyment	22
10.3	Lease not to be Recorded	22
10.4	Limitation of Landlord’s Liability	22
10.5	Acts of God	22
10.6	Landlord’s Default	22
10.7	Brokerage	23
10.8	Applicable Law and Construction; Merger; Jury Trial	23

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NORTHWEST PARK

LEASE

ARTICLE 1
Reference Data

1.1                               Subject Referred To.

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1.

Date of this Lease:	August 26, 2010

Building

The single story Building in Northwest Park in Burlington, Massachusetts (hereinafter referred to as the “Park”) on a parcel of land, known as 11 North Avenue (the Building and such parcel of land hereinafter being collectively referred to as the “Property”).

Premises:	The entire Building, substantially as shown on Exhibit A attached hereto.

Rentable Floor Area of Premises:	Approximately 29,227 square feet

Landlord:	Rodger P. Nordblom, Peter C. Nordblom, and John Macomber, as Trustees of N.W. Middlesex 36 Trust under Declaration of Trust recorded in Middlesex South Registry of Deeds, Book 25660, Page 213.

Original Notice Address of Landlord:	c/o Nordblom Management Company, Inc. 15 Third Avenue Burlington, Massachusetts 01803

Tenant:	ConforMis, Inc., a Delaware corporation

Original Notice Address of Tenant:	11 North Avenue Burlington, MA 01803

Delivery Date:	Ninety (90) days from the later of (i) Tenant’s final approval of the construction plans for the Landlord’s Work and (ii) issuance of a building permit.

Commencement Date:	See Section 2.2.

Rent Commencement Date:	January 1, 2011, subject to abatement pursuant to Section 3.2.

Expiration Date:	October 31, 2015 (unless sooner terminated as provided for herein)

Annual Fixed Rent	Rent Commencement

Rate:	Date-October 31, 2011: November 1, 2011 - October 31, 2012: November 1, 2012 - October 31, 2013: November 1, 2013 - October 31, 2015:	$219,999.00 $306,876.00 $336,108.00 $365,328.00

Monthly Fixed Rent Rate:	Rent Commencement Date-October 31, 2011: November 1, 2011 - October 31, 2012: November 1, 2012 - October 31, 2013: November 1, 2013 - October 31, 2015:	$18,333.00 $25,573.00 $28,009.00 $30,444.00

Security and Restoration Deposit:	$250,000.00

Allowance:	$300,000.00 subject to the requirements of Section 3.1.

Tenant’s Percentage:	The ratio of the Rentable Floor Area of the Premises to the total rentable area of the Building, which shall be 100%.

Initial Estimate of Tenant’s Percentage of Taxes for the Tax Year:	$60,000.00

Initial Estimate of Tenant’s Percentage of Operating Costs for the Calendar Year:	$70,440.00

Permitted Uses:	General business offices and light manufacturing and assembly.

Public Liability Insurance Limits:

Commercial General Liability:	$3,000,000 per occurrence $5,000,000 general aggregate

1.2                               Exhibits.

The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease.

EXHIBIT A	Plan showing the Premises.

EXHIBIT A-l	Plan Showing Landlord’s Work

EXHIBIT B	Work Change Order

EXHIBIT C	Form Letter of Credit

EXHIBIT D	Rules and Regulations

EXHIBIT E	Form Tenant Estoppel Certificate

EXHIBIT F	Landlord’s Consent and Waiver

ARTICLE 2
Premises and Term

2.1                               Premises.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the Premises, excluding the roof, exterior faces of exterior walls, and pipes, ducts, conduits, wires, and appurtenant fixtures serving the Building (and any areas, such as the space above the ceiling or in the walls, that may contain such pipes, ducts, conduits, wires or appurtenant fixtures).

Tenant shall have, as appurtenant to the Premises, rights to use in common, subject to reasonable rules of general applicability to tenants of the Park from time to time made by Landlord of which Tenant is given notice:  (a) common walkways and driveways necessary for access to the Building, and (b) the common parking areas serving the Building.

Tenant shall be permitted to use, at no additional cost or fee, up to 102 parking spaces in the parking area adjacent to the Building.  Tenant may identify any of these spaces as “visitor parking only,” in accordance with the Northwest Park sign policy.

Landlord reserves the right from time to time, without unreasonable interference with access to or use of the Premises:  (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, (b) to make any repairs and replacements to the Premises which Landlord may deem necessary, and (c) in connection with any excavation made upon adjacent land of Landlord or others, to enter, and to license others to enter, upon the Premises to do such work as the person causing such excavation deems necessary to preserve the wall of the Building from injury or damage and to support the same.

Landlord reserves the right, at its own cost and expense, to require Tenant, upon one hundred eighty (180) days’ notice, to relocate its Premises elsewhere in the Park after the expiration of the Original Term, to an area of substantially equivalent size and at least of the equivalent quality, and with substantially similar improvements as are in the Premises, as designated by Landlord.  If Landlord shall exercise such right to relocate Tenant, Landlord shall pay for all Tenant’s reasonable relocation costs, including costs of moving and revalidating Tenant’s manufacturing process.

2.2                               Term.  TO HAVE AND TO HOLD for a term (the “Original Term”) beginning on the Commencement Date which shall be the earlier of (a) the date on which the work to be performed by Landlord pursuant to Exhibit C and the final approved construction plans has been substantially completed or (b) the opening by Tenant of its business in the Premises, and ending on the Expiration Date, unless sooner terminated as hereinafter provided.  The term “substantially completed” as used herein shall mean that the work to be performed by Landlord pursuant to Exhibit C and the final construction plans has been completed with the exception of minor items which can be fully completed without material interference with Tenant and other items which because of the season or weather or the nature of the item are not practicable to do at the time, provided that none of said items is necessary to make the Premises tenantable for the Permitted Uses, and a Certificate of Occupancy (which may be temporary) has been issued by the Town of Burlington.  When the Commencement Date has been determined, such date shall be evidenced by a document which Landlord shall deliver to Tenant, and which shall be deemed conclusive unless Tenant shall notify Landlord of any disagreement therewith within ten (10) days of receipt.

2.3                               Extension Option.  Tenant shall have the right to extend the Original Term of this Lease for one additional period of five (5) years, to begin immediately on the day following the Expiration Date (the “Extended Term”), provided that each of the following conditions has been satisfied:

(i)                                     As of the date of the Extension Notice (defined below) and as of the commencement of the Extended Term, Tenant shall not be in default and shall not have previously been in default of its obligations under this Lease beyond any applicable grace period;

(ii)                                  Tenant shall have had a net income before depreciation and amortization (using generally accepted accounting principles) for the 12-month period immediately preceding the date of the Extension Notice (which may be rounded to the nearest quarter of Tenant’s fiscal year preceding such date) and for the 12-month period immediately preceding the commencement of the Extended Term (which may be rounded to the nearest quarter of Tenant’s fiscal year preceding such commencement of the Extended Term); and

(iii)                               simultaneously with the delivery of the Extension Notice and also at the commencement of the Extended Term, Tenant shall have delivered to Landlord an unaudited statement, using generally accepted accounting principles and certified as true by Tenant’s Chief Financial Officer, evidencing such net income during each of the periods specified in clause (ii) hereinabove.

All of the terms, covenants and provisions of this Lease shall apply to the Extended Term except that the Annual Fixed Rent Rate for such extension period shall be the fair market rate for comparable buildings in the Burlington area (the “Market Rate”) at the commencement of the Extended Term, as designated by Landlord.  If Tenant shall elect to exercise the aforesaid option, it shall do so by giving Landlord written notice (the “Extension Notice”) of its intention to do so not later than one (1) year prior to the expiration of the Original Term of this Lease.  If Tenant gives such notice and satisfies the conditions specified above, the extension of this Lease shall be automatically effected without the execution of any additional documents.  The Original Term and the Extended Term are hereinafter collectively called the “Term” or the “term”.

Not later than thirty (30) days following the giving of Tenant’s Extension Notice, Landlord shall notify Tenant of Landlord’s determination of the Market Rate for the Extended Term.  Within fifteen (15) days after Landlord gives Tenant Landlord’s determination of the Market Rate, Tenant shall notify Landlord whether Tenant accepts or disputes such rate.  If Tenant disagrees with Landlord’s determination, then Landlord and Tenant shall commence negotiations to agree upon the Market Rate.  In any event, the Annual Fixed Rent Rate for the Extended Term shall not be less than the Annual Fixed Rent Rate in effect immediately prior to the Extended Term.  If Landlord and Tenant are unable to reach agreement on the Market Rate within thirty (30) days after the date on which Landlord first gave Tenant Landlord’s proposal for the Market Rate, then the Market Rate shall be determined as provided below.

If Landlord and Tenant are unable to agree on the Market Rate by the end of said thirty (30)-day period, then within five (5) days thereafter, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Market Rate.  If the higher of such estimates is not more than one hundred five percent (105%) of the other estimate, then the Market Rate shall be the average of the two estimates.  If the matter is not resolved by the exchange of estimates, then Market Rate shall be determined by an independent arbitrator as set forth below.

Within seven (7) days after the exchange of estimates, the parties shall select, as an arbitrator, a mutually acceptable commercial real estate broker licensed in the Commonwealth of Massachusetts specializing in the field of commercial office leasing in the Burlington area, having no less than ten (10) years’ experience (an “Approved Arbitrator”).  If the parties cannot agree on such person, then within a second period of seven (7) days, each shall select one Approved Arbitrator and the two appointed Arbitrators shall, within five (5) days, select a third Approved Arbitrator who shall be the final decision-maker (the “Final Arbitrator”).  If one party shall fail to timely make such appointment, then the person chosen by the other party shall be the sole arbitrator.  Once the Final Arbitrator has been selected as provided for above, then, as soon thereafter as practicable, but in any case within fourteen (14) days after his or her appointment, the arbitrator shall determine the Market Rate by selecting either the Landlord’s estimate of Market Rate or the Tenant’s estimate of Market Rate.  Such arbitrator must choose the proposed Market Rate that he/she determines is closest to the actual market rental rate for the Premises.  There shall be no discovery or similar proceedings.  The arbitrator’s decision as to which estimate shall be the Market Rate for the Renewal Term shall be rendered in writing to both Landlord and Tenant and shall be final and binding upon them and shall be the Annual Fixed Rent for the Renewal Extended Term.  The costs of the Final Arbitrator will be equally divided between Landlord and Tenant.  Any fees of any counsel engaged by Landlord or Tenant, however, shall be borne by the party that retained such counsel.

Once the Market Rate has been determined, the parties shall promptly execute an amendment to this Lease setting forth the Annual Fixed Rent for the Premises during the Extended Term.  For any part of the Extended Term during which the Annual Fixed Rent is in dispute, or has not yet been finally determined, Tenant shall make payments to Landlord on account of Annual Fixed Rent at the rate per square foot of the Premises last paid under this Lease.  The parties shall adjust for any overpayments or underpayments upon final determination of such rent.

ARTICLE 3
Landlord’s Work; TI Allowance

3.1                              Performance of Work and Approval of Landlord’s Work.  Landlord shall cause to be performed the work substantially as shown on the fit plan prepared by Maugel Architects, attached hereto as Exhibit A-l, and the approved final construction plans and specifications (the “Landlord’s Work”).  The final construction plans for the Landlord’s Work have not been prepared as of the date of this Lease, but shall emanate from and be consistent with the fit plan attached hereto as Exhibit A-l.  The Allowance stated in Section 1.1 shall be utilized to pay for the Total Costs of Landlord’s Work.  Landlord shall provide, initially, $150,000.00 (the “Initial Allowance”) toward the Total Costs of the Landlord’s Work and any Additional Costs.  All Total Costs of Landlord’s Work in excess of the Initial Allowance shall be paid by Tenant as set forth below.  Any unused portion of the Allowance may be utilized for Tenant’s Additional Costs, which shall mean telephone and data wiring costs, additional renovation costs, moving costs, electric power distribution costs, and other out-of-pocket expenses of Tenant to prepare the Premises for occupancy (but none of Tenant’s Additional Costs shall include costs of purchasing and installing Tenant’s furniture and equipment).  All Landlord’s Work shall be done in a good and workmanlike manner employing good materials and so as to conform to all applicable building codes and laws.  Tenant agrees that Landlord may make any changes in such work which may become reasonably necessary or advisable, other than, substantial changes, without approval of Tenant, provided written notice is promptly given to Tenant; and Landlord may make substantial changes in such work, with the written approval of Tenant, which shall not be unreasonably withheld or delayed.  Landlord shall use diligence to cause Landlord’s Work to be substantially completed by the Delivery Date, subject to the provisions of Section 10.5 hereof, and any delays caused by (i) the action or inaction of Tenant, and/or (ii) any long lead-time items.  Landlord agrees that Tenant may make changes in such work with the approval of Landlord and the execution by Landlord and Tenant of a Work Change Order, in the form attached hereto as Exhibit B.  In addition to Landlord’s Work, Landlord shall, at its sole cost and expense, cause all capital, structural and mechanical elements of the Premises to be in working order and in proper serviceable condition on the Commencement Date.

Tenant acknowledges that Landlord’s application of the Initial Allowance towards the Total Costs of Landlord’s Work is conditioned upon Tenant raising $15,000,000.00 of new capital financing on or before the Commencement Date.  As of the date of this Lease, Tenant has not raised the total amount of such financing.  As such, Landlord shall only apply $10,000.00 of the Initial Allowance for each $1,000,000.00 of capital financing that Tenant proves, by evidence reasonably acceptable to Landlord, has been funded.  As Tenant receives additional financing, whether prior to, on, or after the Commencement Date, and delivers reasonable evidence of the same to Landlord, Landlord shall release such additional sums of the Initial Allowance up to the full amount of the Initial Allowance and in accordance with the ratio set forth in the preceding sentence.  If by the Commencement Date, the Initial Allowance has not been fully applied towards Landlord’s Work due to Tenant’s inability to obtain the entire $15,000,000.00 of financing, then the difference between the original amount of the Initial Allowance and the actual funds disbursed and applied by Landlord as aforesaid shall be deemed Excess Amounts to be paid by Tenant as set forth in the next paragraph below.

Tenant shall pay directly to Landlord the amount by which the Total Costs of the Landlord’s Work exceeds the Initial Allowance (such amount being referred to as the “Excess Amount”), as hereinafter set forth:  (a) 50% of the estimated Excess Amount shall be paid upon Tenant’s receipt of Landlord’s submission of a bill for the estimated Excess Amount; (b) 40% of the anticipated Excess Amount shall be paid upon the Commencement Date; and (c) the remaining balance shall be paid within twenty days following Landlord’s submission of a final bill to Tenant.  The “Total Costs” of the Landlord’s Work shall mean all hard construction costs, all architectural and engineering fees, and a construction management fee to Nordblom Management Company, Inc. equal to 4% of the hard construction costs.

3.2                               Late Delivery.  In the event that Landlord’s Work is not substantially complete by the date (the “Outside Date”) that is 90 days following (a) Tenant’s final approval of the construction plans and (b) the issuance of a building permit by the Town of Burlington for the Landlord’s Work, for any reason other than a delay caused by the action or inaction of Tenant or long lead-time items, and/or an event described in Section 10.5, then the Fixed Rent first coming due as of the Rent Commencement Date shall be abated by one day for each day of delay during the period beginning on the Outside Date and ending on the day the Landlord’s Work is in fact substantially complete.

3.3                               Supplemental Allowance.  On the condition that, on October 31, 2013, Tenant is not then in default under this Lease and has not previously been in default of its obligations beyond the expiration of all applicable notice and cure periods under this Lease, then Landlord shall pay to Tenant $150,000.00 (the “Supplemental Allowance”) to reimburse Tenant for the Excess Amount paid to Landlord and for any other Total Costs or Additional Costs incurred by Tenant over and above the Initial Allowance pursuant to Section 3.1 above.

3.4                               Acceptance of the Premises.  Tenant or its representatives may, at reasonable times, enter upon the Premises during the progress of the work to inspect the progress thereof and to determine if the work is being performed in accordance with the requirements of Section 3.1.  Tenant shall promptly give to Landlord notices of any alleged failure by Landlord to comply with those requirements.  Landlord’s Work shall be deemed approved by Tenant when Tenant occupies the Premises for the conduct of its business, except for items of Landlord’s Work which are uncompleted or do not conform to Exhibit C and as to which Tenant shall, in either case, have given written notice to Landlord prior to such occupancy.  A certificate of completion by a licensed architect or registered engineer shall be conclusive evidence that Landlord’s Work has been completed except for items stated in such certificate to be incomplete or not in conformity with Exhibit C.

3.5                               Pre-Commencement Entry.  With Landlord’s prior consent, Tenant shall have the right to enter the Premises at any time prior to the Commencement Date, during normal business hours and subject to all the terms and conditions of this Lease, except the payment of Fixed Rent, for the sole purpose of installing Tenant’s telephone and telecommunications system and equipment, furniture and equipment, and other work related to preparing the Premises for Tenant’s use and to engaging in the transition of Tenant’s operations to the Premises (but not for the purpose of actually conducting Tenant’s business in the Premises), such as calibrating, validating and operating Tenant’s merchandising equipment.  Tenant’s right to perform such work prior to the Commencement Date is conditioned on there being no interference with the performance of Landlord’s Work.  All Tenant’s work shall be performed in compliance with applicable laws and building codes and Section 6.2.5 of this Lease.  Prior to accessing the Premises, Tenant shall deliver to Landlord the insurance certificates required under Section 4.4 below.

ARTICLE 4
Rent

4.1                               The Fixed Rent.  Commencing on the Rent Commencement Date, Tenant covenants and agrees to pay rent to Landlord by electronic funds transfer (or by such other method, as set forth below, or at such other place or to such other person or entity as Landlord may by notice in writing to Tenant from time to time direct), at the Annual Fixed Rent Rate, in equal installments at the Monthly Fixed Rent Rate (which is 1/12th of the Annual Fixed Rent Rate), in advance, without notice or demand, and without setoff, abatement, suspension, deferment, reduction or deduction, except as otherwise expressly provided herein, on the first day of each calendar month from and after the Rent Commencement Date; and for any portion of any calendar month following the Rent Commencement Date, at the rate for the first year of the Term, pro-rated for the number of days in such calendar month and payable in advance.  It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Annual Fixed Rent, the Additional Rent and all other sums payable by Tenant to Landlord shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease.

If Landlord shall give notice to Tenant that all rent and/or other payments due hereunder are to be made to Landlord by check, or by other commercially reasonable means, Tenant shall make all such payments as shall be due after receipt of said notice by means of said electronic funds transfers (or such similar means as designated by Landlord, with such payments to be made to such address and to such person or entity as is specified by Landlord).

4.2                               Additional Rent.  Tenant covenants and agrees to pay, as Additional Rent, insurance costs, utility charges, personal property taxes and its pro rata share of taxes and operating costs with respect to the Premises as provided in this Section 4.2 as follows:

4.2.1                     Real Estate Taxes.  Tenant shall pay to Landlord, as additional rent, for each tax period partially or wholly included in the term, Tenant’s Percentage of Taxes (as hereinafter defined).  Tenant shall remit to Landlord, on the first day of each calendar month, estimated payments on account of Taxes, such monthly amounts to be sufficient to provide Landlord, by the time real estate tax payments are due and payable to any governmental authority responsible for collection of same, a sum equal to the Tenant’s Percentage of Taxes, as reasonably estimated by Landlord from time to time on the basis of the most recent tax data available.  The initial calculation of the monthly estimated payments shall be based upon the Initial Estimate of Tenant’s Percentage of Taxes for the governmental authority’s fiscal tax period applicable to the Building (the “Tax Year”) and upon quarterly payments being due to the governmental authority on August 1, November 1, February 1 and May 1, and shall be made when the Commencement Date has been determined.  If the total of such monthly remittances for any Tax Year is greater than the Tenant’s Percentage of Taxes for such Tax Year, Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.1, the difference; if the total of such remittances is less than the Tenant’s Percentage of Taxes for such Tax Year, Tenant shall pay the difference to Landlord at least twenty (20) days prior to the date or dates within such Tax Year that any Taxes become due and payable to the governmental authority (but in any event no earlier than twenty (20) days following a written notice to Tenant, which notice shall set forth the manner of computation of Tenant’s Percentage of Taxes).

If, after Tenant shall have made reimbursement to Landlord pursuant to this subsection 4.2.1, Landlord shall receive a refund of any portion of Taxes paid by Tenant with respect to any Tax Year during the term hereof as a result of an abatement of such Taxes by legal proceedings, settlement or otherwise (without either party having any obligation to undertake any such proceedings), Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.1, the Tenant’s Percentage of the refund (less the proportional, pro rata expenses, including attorneys’ fees and appraisers’ fees, incurred in connection with obtaining any such refund), as relates to Taxes paid by Tenant to Landlord with respect to any Tax Year for which such refund is obtained.

In the event this Lease shall commence, or shall end (by reason of expiration of the term or earlier termination pursuant to the provisions hereof), on any date other than the first or last day of the Tax Year, or should the Tax Year or period of assessment of real estate taxes be changed or be more or less than one (1) year, as the case may be, then the amount of Taxes which may be payable by Tenant as provided in this subsection 4.2.1 shall be appropriately apportioned and adjusted.

The term “Taxes” shall mean all taxes, assessments, betterments and other charges and impositions (including, but not limited to, fire protection service fees and similar charges) levied, assessed or imposed at any time during the term by any governmental authority upon or against the Property, or taxes in lieu thereof, and additional types of taxes to supplement real estate taxes due to legal limits imposed thereon.  If, at any time during the term of this Lease, any tax or excise on rents or other taxes, however described, are levied or assessed against Landlord with respect to the rent reserved hereunder, either wholly or partially in substitution for, or in addition to, real estate taxes assessed or levied on the Property, such tax or excise on rents shall be included in Taxes; however, Taxes shall not include franchise, estate, inheritance, succession, capital levy, transfer, income or excess profits taxes assessed on Landlord.  Taxes shall include any estimated payment made by Landlord on account of a fiscal tax period for which the actual and final amount of taxes for such period has not been determined by the governmental authority as of the date of any such estimated payment.

4.2.2                     Personal Property Taxes.  Tenant shall pay all taxes charged, assessed or imposed upon the personal property of Tenant in or upon the Premises.

4.2.3                     Operating Costs.  Tenant shall pay to Landlord the Tenant’s Percentage of Operating Costs (as hereinafter defined) incurred by Landlord in any calendar year.  Tenant shall remit to Landlord, on the first day of each calendar month, estimated payments on account of Operating Costs, such monthly amounts to be sufficient to provide Landlord, by the end of the calendar year, a sum equal to the Operating Costs, as reasonably estimated by Landlord from time to time.  The initial monthly estimated payments shall be in an amount equal to 1/12th of the Initial Estimate of Tenant’s Percentage of Operating Costs for the calendar year.  If, at the expiration of the year in respect of which monthly installments of Operating Costs shall have been made as aforesaid, the total of such monthly remittances is greater than the actual Operating Costs for such year, Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.3, the difference; if the total of such remittances is less than the Operating Costs for such year, Tenant shall pay the difference to Landlord within thirty (30) days from the date Landlord shall furnish to Tenant an itemized statement of the Operating Costs, prepared, allocated and computed in accordance with generally accepted accounting principles.  Any reimbursement for Operating Costs due and payable by Tenant with respect to periods of less than twelve (12) months shall be equitably prorated.

Within sixty (60) days from Tenant’s receipt of the itemized statement from Landlord detailing the Operating Costs for the prior year, and upon at least thirty (30) days prior written notice from Tenant, Landlord shall make available to Tenant at Landlord’s address for review or audit by Tenant during business hours, all of Landlord’s books, records and documents relating to Operating Costs for the prior calendar year.  In addition, upon written request of Tenant, Landlord shall furnish to Tenant a copy of the applicable bill(s) showing Taxes for the prior fiscal year.  If Landlord and Tenant determine that the results of the audit show that the Operating Costs for the prior year is less than reported, then Landlord shall give Tenant a credit in the amount of the overpayment toward Tenant’s next monthly payment of Operating Costs.  If Landlord and Tenant determine that the results of the audit show that the Operating Costs for the prior year are more than reported, the Tenant shall pay to the Landlord the amount of the underpayment within thirty (30) days.

The term “Operating Costs” shall mean all costs and expenses incurred for the operation, cleaning, maintenance, repair and upkeep of the Property, and the portion of such costs and expenses with regard to the common areas, facilities and amenities of the Park which is equitably allocable to the Property, including, without limitation, all costs of maintaining and repairing the Property and the Park (including snow removal, landscaping and grounds maintenance, operation and maintenance of parking lots, sidewalks, walking paths, access roads and driveways, security, operation and repair of heating and air-conditioning equipment, elevators, lighting and any other Building equipment or systems) and of all repairs and replacements (other than repairs or replacements for which Landlord has received full reimbursement from contractors, other tenants of the Building or from others) necessary to keep the Property and the Park in good working order, repair, appearance and condition; all costs, including material and equipment costs, for window cleaning of the Building); all costs of any reasonable insurance carried by Landlord relating to the Property; all costs related to provision of heat (including oil, electric, steam and/or gas), air-conditioning, and water (including sewer charges) and other utilities to the Building and Property that are not separately metered to Tenant; payments under all service contracts relating to the foregoing; all compensation, fringe benefits, payroll taxes and workmen’s compensation insurance premiums related thereto with respect to any employees of Landlord or its affiliates engaged in security and maintenance of the Property and the Park; attorneys’ fees and disbursements (exclusive of any such fees and disbursements incurred in tax abatement proceedings or the preparation of leases) and auditing and other professional fees and expenses; and a management fee consistent with that charged by other landlords providing similar services in comparable buildings in the vicinity of the Building.

There shall not be included in such Operating Costs:

1.                                      brokerage fees (including rental fees) related to the operation of the Building;

2.                                      interest and depreciation charges incurred on the Property;

3.                                      expenditures made by Tenant with respect to (i) cleaning, maintenance and upkeep of the Premises, and (ii) the provision of electricity to the Property;

4.                                      any ground lease rental;

5.                                      except as expressly provided for herein, any capital expenditure;

6.                                      the costs of repairs or other work necessitated by fire or other casualty, to the extent financed from insurance proceeds;

7.                                      depreciation and interest payments, except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation and interest payments would otherwise have been included in the charge for such third party’s services;

8.                                      expenses in connection with services or other benefits which are not offered to Tenant but which are provided to another tenant or occupant of the Park or for which Tenant is charged directly;

9.                                      costs incurred by Landlord due to a breach by Landlord of the terms and conditions of this Lease, but only to the extent such costs do not arise from or are attributable to the acts or omissions of Tenant;

10.                               overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

11.                               any compensation paid to clerks, attendants, or other persons in commercial concessions operated by Landlord or in the parking facilities of the Property or wherever Tenant is granted its parking privileges and/or fees paid to any parking facility operator (on or off the Property);

12.                               advertising and promotional expenditures, and costs of installing signs in or on the Building or the Property identifying the owner of the Building or other tenants’ signs;

13.                               Tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments and/or file any tax or informational returns when due;

14.                               costs or expenses related to the removal, abatement or remediation of hazardous material in or about the Building and/or Property which is existing as of the date hereof, to the extent said costs or expenses are not attributable to or arise from the acts or omissions of Tenant or Tenant’s agents, employees, invitees, servants or contractors;

15.                               Landlord’s charitable or political contributions;

16.                               costs (including in connection therewith all attorney’s fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with or actual claims litigation or arbitrations pertaining to Landlord and/or the Property;

17.                               Landlord’s entertainment, dining or travel expenses;

18.                               any gift (e.g. flowers, balloons) provided by Landlord to any entity whatsoever (including but not limited to tenants, vendors, contractors, prospective tenants and agents).

19.                               any “validated” parking for any entity;

20.                               salaries and bonuses of officers, executives and administrative employees above the grade of property manager.

If, during the term of this Lease, Landlord shall replace any capital items or make any capital expenditures which are (a) required to comply with laws in effect after the Commencement Date, or (b) are intended to reduce Operating Costs, or (c) are required to replace worn-out items as may be necessary to maintain the Building in good working order, repair and appearance and in a first class condition (the items in (a), (b) and (c) above collectively called “capital expenditures”) the total amount of which is not properly included in Operating Costs for the calendar year in which they were made, there shall nevertheless be included in Operating Costs for each calendar year in which and after such capital expenditure is made the annual charge-off of such capital expenditure.  (Annual charge-off shall be determined by (i) dividing the original cost of the capital expenditure by the number of years of useful life thereof [The useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item.]; and (ii) adding to such quotient an interest factor computed on the unamortized balance of such capital expenditure based upon an interest rate reasonably determined by Landlord as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Building is located.) Provided, further, that if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in Operating Costs and that such annual projected savings will exceed the annual charge-off of capital expenditure computed as aforesaid, then and in such events, the annual charge-off shall be determined by dividing the amount of such capital expenditure by the number of years over which the projected amount of such savings shall fully amortize the cost of such capital item or the amount of such capital expenditure; and by adding the interest factor, as aforesaid.

If during any portion of any year for which Operating Costs are being computed, the Building was not fully occupied by tenants or if not all of such tenants were paying fixed rent or if Landlord was not supplying all tenants with the services, amenities or benefits being supplied hereunder, actual Operating Costs incurred shall be reasonably extrapolated by Landlord to the estimated Operating Costs that would have been incurred if the Building were fully occupied by tenants and all such tenants were then paying fixed rent or if such services were being supplied to all tenants, and such extrapolated amount shall, for the purposes of this Section 4.2.3, be deemed to be the Operating Costs for such year.

4.2.4                     Insurance.  Tenant shall, at its expense, as Additional Rent, take out and maintain throughout the term the following insurance protecting Landlord:

4.2.4.1           Commercial general liability insurance naming Landlord, Tenant, and Landlord’s managing agent and any mortgagee of which Tenant has been given notice as insureds or additional insureds and indemnifying the parties so named against all claims and demands for death or any injury to person or damage to property which may be claimed to have occurred on the Premises (or the Property, insofar as used by customers, employees, servants or invitees of the Tenant), in amounts which shall, at the beginning of the term, be at least equal to the limits set forth in Section 1.1, and, which, from time to time during the term, shall be for such higher limits, if any, as are customarily carried in the area in which the Premises are located on property similar to the Premises and used for similar purposes; and workmen’s compensation insurance with statutory limits covering all of Tenant’s employees working on the Premises.

4.2.4.2           Special Risk property insurance with the usual extended coverage endorsements covering all Tenant’s furniture, furnishings, fixtures and equipment.

4.2.4.3           All such policies shall be obtained from responsible companies qualified to do business and in good standing in Massachusetts, which companies and the amount of insurance allocated thereto shall be subject to Landlord’s approval.  Tenant agrees to furnish Landlord with certificates evidencing all such insurance prior to the beginning of the term hereof and evidencing renewal thereof at least thirty (30) days prior to the expiration of any such policy.  Each such policy shall be non-cancelable with respect to the interest of Landlord without at least ten (10) days’ prior written notice thereto.  In the event provision for any such insurance is to be by a blanket insurance policy, the policy shall allocate a specific and sufficient amount of coverage to the Premises.

4.2.4.4           All insurance which is carried by either party with respect to the Building, Premises or to furniture, furnishings, fixtures, or equipment therein or alterations or improvements thereto, whether or not required, shall include provisions which either designate the other party as one of the insured or deny to the insurer acquisition by subrogation of rights of recovery against the other party to the extent such rights have been waived by the insured party prior to occurrence of loss or injury, insofar as, and to the extent that, such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in the state in which the Premises are located (even though extra premium may result therefrom).  In the event that extra premium is payable by either party as a result of this provision, the other party shall reimburse the party paying such premium the amount of such extra premium.  If at the request of one party, this non-subrogation provision is waived, then the obligation of reimbursement shall cease for such period of time as such waiver shall be effective, but nothing contained in this subsection shall derogate from or otherwise affect releases elsewhere herein contained of either party for claims.  Each party shall be entitled to have certificates of any policies containing such provisions.  Each party hereby waives all rights of recovery against the other for loss or injury against which the waiving party is protected by insurance containing said provisions, reserving, however, any rights with respect to any excess of loss or injury over the amount recovered by such insurance.  Tenant shall not acquire as insured under any insurance carried on the Premises any right to participate in the adjustment of loss or to receive insurance proceeds and agrees upon request promptly to endorse and deliver to Landlord any checks or other instruments in payment of loss in which Tenant is named as payee.

4.2.5                     Utilities.  Tenant shall pay directly to the applicable utility provider all charges for electricity, and gas furnished or consumed on the Premises which are separately metered, and all charges for telephone and other utilities or services not supplied by Landlord pursuant to Subsections 5.1.1 and 5.1.3, whether designated as a charge, tax, assessment, fee or otherwise, all such charges to be paid as the same from time to time become due.  Except as otherwise provided in Article 5, it is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all such utilities and that Landlord shall be under no obligation to furnish any utilities to the Premises and shall not be liable for any interruption or failure in the supply of any such utilities to the Premises.

4.3                               Late Payment of Rent.  If any installment of rent is paid after the date the same was due, and if on a prior occasion in the twelve (12) month period prior to the date such installment was due an installment of rent was paid after the same was due, then Tenant shall pay Landlord a late payment fee equal to five (5%) percent of the overdue payment.

4.4                               Security Deposit; Letter of Credit.  A.  Upon the execution of this Lease, Tenant shall deposit with Landlord the Security and Restoration Deposit.  Said deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms of this Lease by said Tenant to be observed and performed.  The Security and Restoration Deposit shall not be mortgaged, assigned, transferred or encumbered by Tenant without the written consent of Landlord and any such act on the part of Tenant shall be without force and effect and shall not be binding upon Landlord.

If the Fixed Rent or Additional Rent or any other sum payable hereunder shall be overdue and unpaid or should Landlord make payments on behalf of the Tenant, or Tenant shall fail to perform any of the terms of this Lease, then Landlord may, at its option and without prejudice to any other remedy which Landlord may have on account thereof, appropriate and apply said entire deposit or so much thereof as may be necessary to compensate Landlord toward the payment of Fixed Rent, Additional Rent or other sums or loss or damage sustained by Landlord due to such breach on the part of Tenant; and Tenant shall forthwith upon demand restore said security to the original sum deposited.  Should Tenant comply with all of said terms and promptly pay all of the rentals as they fall due and all other sums payable by Tenant to Landlord, said deposit shall be returned in full to Tenant at the end of the term.

In the event of bankruptcy or other creditor-debtor proceedings against Tenant, all securities shall be deemed to be applied first to the payment of rent and other charges due Landlord for all periods prior to the filing of such proceedings.

B.                                    Tenant shall be obligated to inform Landlord if, at any time, Tenant’s cash position falls below $10,000,000.00, and shall deliver to Landlord, within fifteen (15) business days after the end of each quarter of Tenant’s fiscal year, an unaudited financial statement certified as true by Tenant’s Chief Financial Officer.  At such time that Tenant’s cash position falls below $10,000,000.00, Landlord shall have the right to withdraw the total amount of the Security and Restoration Deposit and hold the proceeds until such time that Tenant delivers to Landlord a letter of credit to secure the performance of Tenant’s obligations under this Lease throughout the Term, in accordance with and subject to the following terms and conditions:

4.4.1                     Amount of Letter of Credit.  Within ten days following Landlord’s written notice requiring delivery of a letter of credit, Tenant shall deliver to Landlord an irrevocable standby letter of credit (the “Original Letter of Credit”) which shall be (i) in the form of Exhibit C attached to this Lease (the “Form LC”), (ii) issued by a bank reasonably satisfactory to Landlord upon which presentment may be made in Boston, Massachusetts, (iii) in the amount of $250,000.00 (the “Letter of Credit Amount”) equal to the Letter of Credit Amount, and (iv) for a term of at least 1 year, subject to the provisions of Section 4.4.2 below.  The Original Letter of Credit, any Additional Letters(s) of Credit and Substitute Letter(s) of Credit are referred to herein as the “Letter of Credit.” Upon receipt of a satisfactory Letter of Credit, Landlord shall refund the proceeds of the Security and Restoration Deposit Landlord is then holding.

4.4.2                     Reduction in Security.  A.  At any time after October 31, 2013, Tenant may reduce the Security and Restoration Deposit or the Letter of Credit Amount, as applicable, to $125,000.00, on the condition that (i) Tenant has had two consecutive profitable quarters for the current fiscal year of Tenant, (ii) Tenant provides Landlord with an unaudited statement reporting such profitability, certified as true by Tenant’s Chief Financial Officer, and (iii) Tenant is not then in default under this Lease and has not previously been in default of its obligations beyond the expiration of all applicable notice and cure periods under this Lease.

B.                                    In lieu of effecting the reduction of subparagraph A above, Tenant may reduce the Security and Restoration Deposit or the Letter of Credit Amount, as applicable, to $200,000.00, at any time after October 31, 2013, and may further reduce the Letter of Credit amount to $150,000, at any time after October 31, 2014, in both cases on the condition that at the time of the applicable reduction, (i) Tenant delivers to Landlord satisfactory evidence that Tenant has sufficient cash in its accounts to fund all of its operations through the expiration of the Term and (ii) Tenant is not in default at the time of the reduction and has not previously been in default of its obligations beyond the expiration of all applicable notice and cure periods under this Lease.  In no event shall the amount of the security (whether in the form of a cash Security and Restoration Deposit or a Letter of Credit) be reduced below $150,000.00 pursuant to this subparagraph B.

4.4.3                     Renewal of Letter of Credit.  The Letter of Credit shall be automatically renewable in accordance with the second to last paragraph of the Form LC; provided however, that Tenant shall be required to deliver to Landlord a new letter of credit (a “Substitute Letter of Credit”) satisfying the requirements for the Original Letter of Credit under Section 4.4.1 on or before the date 30 days prior to the expiration of the term of the Letter of Credit then in effect, if the issuer of such Letter of Credit gives notice of its election not to renew such Letter of Credit for any additional period pursuant thereto.  Should any Letter of Credit contain a final expiration date, in addition to a current expiration date, such final expiration date shall be no earlier than 45 days following the Expiration Date of this Lease.

4.4.4                     Draws to Cure Defaults.  If the Fixed Rent, Additional Rent or any other sum payable to Landlord hereunder shall be overdue and unpaid or should Landlord make payments on behalf of the Tenant, or Tenant shall fail to perform any of the terms of this Lease in all cases beyond the expiration of all applicable notice and cure periods, then Landlord shall have the right, at any time thereafter to draw down from the Letter of Credit the amount necessary to cure such default.  In the event of any such draw by the Landlord, Tenant shall, within 30 days of written demand therefor, either (i) deliver to Landlord an additional Letter of Credit (“Additional Letter of Credit”) satisfying the requirements for the Original Letter of Credit, except that the amount of such Additional Letter of Credit shall be the amount of such draw, or (ii) provide evidence reasonably satisfactory to Landlord that the Original Letter of Credit has been replenished to the Letter of Credit Amount.

4.4.5                     Draws to Cure Damages.  In addition, if (i) this Lease shall have been terminated as a result of Tenant’s default under this Lease beyond the expiration of the applicable cure period, and/or (ii)

this Lease shall have been rejected in a bankruptcy or other creditor-debtor proceeding, then Landlord shall have the right at any time thereafter to draw down from the Letter of Credit an amount sufficient to pay any and all damages payable by Tenant on account of such termination or rejection, as the case may be, pursuant to Article 8 hereof.  In the event of bankruptcy or other creditor-debtor proceeding against Tenant, all proceeds of the Letter of Credit shall be deemed to be applied first to the payment of rent and other charges due Landlord for all periods prior to the filing of such proceedings.

4.4.6                     Issuing Bank.  In the event the issuer of any Letter of Credit becomes insolvent or is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, or if a trustee, receiver or liquidator is appointed for the issuer, then, effective as of the date of such occurrence, the Letter of Credit shall be deemed to not meet the requirements of this Section 4.4 and Tenant shall, within ten (10) business days of written notice from Landlord, deliver to Landlord a Substitute Letter of Credit which otherwise meets the requirements of this Section, or, alternatively, Tenant shall, within such five-day period deliver cash to Landlord in the Letter of Credit Amount, which Landlord shall hold as “Security Proceeds” which shall be governed by subject to the provisions of Section 4.4.6 below.

4.4.7                     Draws for Failure to Deliver Substitute Letter of Credit.  If Tenant fails timely to deliver to Landlord a Substitute Letter of Credit, then Landlord shall have the right, at any time thereafter, without giving any notice to Tenant, to draw down the Letter of Credit and to hold the proceeds thereof (“Security Proceeds”) in a bank account in the name of Landlord, which may be withdrawn and applied by Landlord under the same circumstances and for the same purposes as if the Security Proceeds were a Letter of Credit.  Upon any such application of Security Proceeds by Landlord, Tenant shall, within 30 days of written demand therefor, deliver to Landlord an Additional Letter of Credit in the amount of Security Proceeds so applied.

4.4.8                     Transferability.  Landlord shall be entitled to transfer its beneficial interest under the Letter of Credit or any Security Proceeds in connection with (i) Landlord’s sale or transfer of the Building, or (ii) the addition, deletion or modification of any beneficiaries under the Letter of Credit, and the Letter of Credit shall specifically state on its face that it is transferable by Landlord, its successors and assigns.  Landlord shall pay all costs and fees charged to effect such transfer.

4.4.9                     Return of Letter of Credit at End of Term.  Within 45 days after the expiration of the term, to the extent Landlord has not previously drawn upon any Letter of Credit or Security Proceeds held by Landlord, Landlord shall return the same to Tenant provided that there is not at such time any continuing default of any of Tenant’s obligations under this Lease.

ARTICLE 5
Landlord’s Covenants

5.1                               Affirmative Covenants.  Landlord covenants with Tenant:

5.1.1                     Heat and Air-Conditioning.  To furnish to the Premises, separately metered and at the direct expense of Tenant as hereinabove provided, heat and air-conditioning (reserving the right, at any time, to change energy or heat sources) sufficient to maintain the Premises at comfortable temperatures (subject to all federal, state, and local regulations relating to the provision of heat), during such hours of the day and days of the year that the Building is normally open (it being understood that Tenant shall control such hours of heat and air-conditioning for the Premises).

5.1.2                     Electricity.  To furnish to the Premises, separately metered and at the direct expense of Tenant as hereinabove provided, reasonable electricity for Tenant’s Permitted Uses.  If Tenant shall require electricity in excess of reasonable quantities for Tenant’s Permitted Uses and if (i) in Landlord’s reasonable judgment, Landlord’s facilities are inadequate for such excess requirements, or (ii) such excess use shall result in an additional burden on the Building utilities systems and additional cost to Landlord on account thereof, as the case may be, (a) Tenant shall, upon demand, reimburse Landlord for such additional cost, as aforesaid, or (b) Landlord, upon written request, and at the sole cost and expense of Tenant, will furnish and install such additional wire, conduits, feeders, switchboards and appurtenances as reasonably may be required to supply such additional requirements of Tenant (if electricity therefor is then available to Landlord), provided that the same shall be permitted by applicable laws and insurance regulations and shall not cause permanent damage or injury to the Building or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs.

5.1.3                     Water.  To furnish water for ordinary cleaning, lavatory and toilet facilities.

5.1.4                     Fire Alarm.  To maintain fire alarm systems within the Building.

5.1.5                     Repairs.  Except as otherwise expressly provided herein, to make such repairs and replacements to the roof, exterior walls, floor slabs and other structural components of the Building, and to the plumbing, electrical, heating, ventilating and air-conditioning systems of the Building as may be necessary to keep them in good repair and condition (exclusive of equipment installed by Tenant and except for those repairs required to be made by Tenant pursuant to Section 6.1.3 hereof and repairs or replacements occasioned by any act or negligence of Tenant, its servants, agents, customers, contractors, employees, invitees, or licensees).

5.1.6                     Insurance.  To take out and maintain throughout the term all-risk casualty insurance in an amount equal to 100% of the replacement cost of the Building above foundation walls.

5.2                               Interruption.  Landlord shall be under no responsibility or liability for failure or interruption of any of the above-described services, repairs or replacements caused by breakage, accident, strikes, repairs, inability to obtain supplies, labor or materials, or for any other causes beyond the control of the Landlord, and in no event for any indirect or consequential damages to Tenant; and failure or omission on the part of the Landlord to furnish any of same for any of the reasons set forth in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease.  Notwithstanding the foregoing, if Landlord fails to provide any service that it is required to provide above so that Tenant’s ability to conduct business at the Premises is materially adversely affected for a period of five (5) consecutive business days after written notice thereof from Tenant to Landlord, then, provided that such failure or Landlord’s inability to cure such condition is not (i) due to a cause beyond Landlord’s reasonable control and/or (ii) generally affecting other buildings in the vicinity of the Premises (such as a neighborhood power outage or a water main break) or a fire or other casualty or taking (which shall be governed by Article 7 below) or the fault or negligence of Tenant or any of its agents, employees or contractors, the Fixed Rent and Additional Rent shall be equitably abated based upon the impact thereof on Tenant’s ability to conduct business in the Premises until the earlier of (a) the date such service(s) is restored to their level prior to the interruption or (b) the date Tenant commences to cure, pursuant to Section 10.6, a failure by Landlord to provide a service that is materially essential to Tenant’s business operations.

5.3                               Outside Services.  In the event Tenant wishes to provide outside services for the Premises over and above those services to be provided by Landlord as set forth herein, Tenant shall first obtain the prior written approval of Landlord for the installation and/or utilization of such services (“Outside services” shall include, but shall not be limited to, cleaning services, television, so-called “canned music” services, security services, catering services and the like.) In the event Landlord approves the installation and/or utilization of such services, such installation and utilization shall be at Tenant’s sole cost, risk and expense.

5.4                               Access.  Tenant shall have access to the Premises 24 hours/day, 7 days/week.

ARTICLE 6
Tenant’s Additional Covenants

6.1                               Affirmative Covenants.  Tenant covenants at all times during the term and for such further time (prior or subsequent thereto) as Tenant occupies the Premises or any part thereof:

6.1.1                     Perform Obligations.  To perform promptly all of the obligations of Tenant set forth in this Lease; and to pay when due the Fixed Rent and Additional Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.

6.1.2                     Use.  To use the Premises only for the Permitted Uses, and from time to time to procure all licenses and permits necessary therefor, at Tenant’s sole expense.  With respect to any licenses or permits for which Tenant may apply, pursuant to this subsection 6.1.2 or any other provision hereof, Tenant shall furnish Landlord copies of applications therefor on or before their submission to the governmental authority.

6.1.3                     Repair and Maintenance.  To maintain the Premises in neat order and condition, to contract for cleaning services for the Premises consistent with prevailing cleaning standards for similar properties in the area, and to perform all routine and ordinary repairs to the Premises and to any plumbing, heating, electrical, ventilating and air-conditioning systems located within the Premises and installed by Tenant such as are necessary to keep them in good working order, appearance and condition, as the case may require, reasonable use and wear thereof and damage by fire or by unavoidable casualty only excepted; to keep all glass in windows and doors of the Premises (except glass in the exterior walls of the Building) whole and in good condition with glass of the same quality as that injured or broken; and to make as and when needed as a result of misuse by, or neglect or improper conduct of Tenant or Tenant’s servants, employees, agents, invitees or licensees or otherwise, all repairs necessary, which repairs and replacements shall be in quality and class equal to the original work.  (Landlord, upon default of Tenant hereunder and upon prior notice to Tenant, may elect, at the expense of Tenant, to perform all such cleaning and maintenance and to make any such repairs or to repair any damage or injury to the Building or the Premises caused by moving property of Tenant in or out of the Building, or by installation or removal of furniture or other property, or by misuse by, or neglect, or improper conduct of, Tenant or Tenant’s servants, employees, agents, contractors, customers, patrons, invitees, or licensees.)

6.1.4                     Compliance with Law.  From and after the Commencement Date, to make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority (to the extent the same are required on account of Tenant’s specific use of the Premises and/or any work performed by or on account of Tenant whether before or after the Commencement Date); to keep the Premises equipped with all safety appliances so required; and to comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises, except that Tenant may defer compliance so long as the validity of any such law, ordinance, order or regulations shall be contested by Tenant in good faith and by appropriate legal proceedings, if Tenant first gives Landlord appropriate assurance or security against any loss, cost or expense on account thereof.

6.1.5                     Indemnification.  To save harmless, exonerate and indemnify Landlord, its agents (including, without limitation, Landlord’s managing agent) and employees (such agents and employees being referred to collectively as the “Landlord Related Parties”) from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation or public authority on account of injury, death, damage or loss to person or property in or upon the Premises and the Property arising out of the use or occupancy of the Premises, including Tenant’s use of the roof of the Building, by Tenant or by any person claiming by, through or under Tenant (including, without limitation, all patrons, employees and customers of Tenant), or arising out of any delivery to or service supplied to the Premises, or on account of or based upon anything whatsoever done on the Premises, except if the same was caused by the gross negligence, fault or misconduct of Landlord or the Landlord Related Parties.  In respect of all of the foregoing, Tenant shall indemnify Landlord and the Landlord Related Parties from and against all costs, expenses (including reasonable attorneys’ fees), and liabilities incurred in or in connection with any such claim, action or proceeding brought thereon; and, in case of any action or proceeding brought against Landlord or the Landlord Related Parties by reason of any such claim, Tenant, upon notice from Landlord and at Tenant’s expense, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Landlord.

6.1.6                     Landlord’s Right to Enter.  To permit Landlord and its agents to enter into and examine the Premises at reasonable times and, except in the case of emergency (where no notice is required) upon at least 24 hours’ prior notice (which may be oral notice) and to show the Premises, and to make repairs to the Premises, and, during the last six (6) months prior to the expiration of this Lease, to keep affixed in suitable places notices of availability of the Premises.

6.1.7                     Personal Property at Tenant’s Risk.  All of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises, shall be at the sole risk and hazard of Tenant and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any other person, for any injury, loss, damage or liability to the extent prohibited by law.

6.1.8                     Payment of Landlord’s Cost of Enforcement.  To pay on demand Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 8.4.

6.1.9                     Yield Up.  At the expiration of the term or earlier termination of this Lease:  to surrender all keys to the Premises; to remove all of its trade fixtures and personal property in the Premises; to deliver to Landlord stamped architectural plans showing the Premises at yield up (which may be the initial plans if Tenant has made no installations after the Commencement Date); to remove such installations made by it as Landlord may request (including computer and telecommunications wiring and cabling, it being understood that if Tenant leaves such wiring and cabling in a useable condition, Landlord, although having the right to request removal thereof, is less likely to so request) and all Tenant’s signs wherever located; to repair all damage caused by such removal and to yield up the Premises (including all installations and improvements made by Tenant except for trade fixtures and such of said installations or improvements as Landlord shall request Tenant to remove), broom-clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease.  Tenant, at the time of making any installations, may request in writing Landlord’s permission to leave such installation in the Premises at the expiration or earlier termination of this Lease.  If Landlord grants permission, then, notwithstanding the foregoing provisions of this subsection 6.1.9, Landlord may not later request removal of such installation at the end of the term.  Notwithstanding the foregoing, Landlord shall not require Tenant to remove any of the alterations depicted on Exhibit A-1 attached hereto; provided, however, that notwithstanding anything to the contrary contained herein, Landlord may elect on or before the expiration or earlier termination of this Lease to require Tenant to remove the so-called SLS, Breakout and Receiving areas (including but not limited to removal of dedicated air-conditioning systems and restoring the affected area to typical, open R&D space including connection to the Building’s HVAC system) as highlighted in yellowon Exhibit A-1.  Any property not so removed shall be deemed abandoned and, if Landlord so elects, deemed to be Landlord’s property, and may be retained or removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises and for use and occupancy during the period after the expiration of the term and prior to its performance of its obligations under this subsection 6.1.9.  Tenant shall further indemnify Landlord against all loss, cost and damage resulting from Tenant’s failure and delay in surrendering the Premises as above provided.

If the Tenant remains in the Premises beyond the expiration or earlier termination of this Lease, such holding over shall be without right and shall not be deemed to create any tenancy, but the Tenant shall be a tenant at sufferance only at a daily rate of rent equal to two (2) times the rent and other charges in effect under this Lease as of the day prior to the date of expiration of this Lease.

6.1.10              Rules and Regulations.  To comply with the Rules and Regulations set forth in Exhibit D, and with all reasonable Rules and Regulations of general applicability to all tenants of the Park hereafter made by Landlord, of which Tenant has been given notice; Landlord shall not be liable to Tenant for the failure of other tenants of the Park to conform to such Rules and Regulations.

6.1.11              Estoppel Certificate.  Upon not less than fifteen (15) days’ prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing, which may be in the form attached hereto as Exhibit E or in another form reasonably similar thereto, or such other form as Landlord may provide from time to time, certifying all or any of the following:  (i) that this Lease is unmodified and in full force and effect, (ii) whether the term has commenced and Fixed Rent and Additional Rent have become payable hereunder and, if so, the dates to which they have been paid, (iii) whether or not Landlord is in default in performance of any of the terms of this Lease, (iv) whether Tenant has accepted possession of the Premises, (v) whether Tenant has made any claim against Landlord under this Lease and, if so, the nature thereof and the dollar amount, if any, of such claim, (vi) whether to Tenant’s knowledge there exist any offsets or defenses against enforcement of any of the terms of this Lease upon the part of Tenant to be performed, and (vii) such further information with respect to the Lease or the Premises as Landlord may reasonably request.  Any such statement delivered pursuant to this subsection 6.1.11 may be relied upon by any prospective purchaser or mortgagee of the Premises, or any prospective assignee of such mortgage.  Landlord hereby agrees to provide Tenant with an estoppel certificate signed by Landlord, containing the same type of information, and within the same time period, as set forth above, with such changes as are reasonably necessary to reflect that the estoppel certificate is being granted and signed by Landlord to Tenant, rather than by Tenant to Landlord or a lender.  Tenant shall also deliver to Landlord such financial information as may be reasonably required by Landlord to be provided to any mortgagee or prospective purchaser of the Premises, provided such party first executes a reasonable confidentiality agreement with Tenant.

6.1.12              Landlord’s Expenses Re Consents.  To reimburse Landlord promptly on demand for all reasonable legal expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder.

6.2                               Negative Covenants.  Tenant covenants at all times during the term and such further time (prior or subsequent thereto) as Tenant occupies the Premises or any part thereof:

6.2.1                     Assignment and Subletting.  Not to assign, transfer, mortgage or pledge this Lease or to sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the occupancy of the Premises by anyone other than Tenant without the prior written consent of Landlord.  In the event Tenant desires to assign this Lease or sublet any portion or all of the Premises, Tenant shall notify Landlord in writing of Tenant’s intent to so assign this Lease or sublet the Premises and the proposed effective date of such subletting or assignment, and shall request in such notification that Landlord consent thereto.  Landlord may terminate this Lease in the case of a proposed assignment, or suspend this Lease pro tanto for the period and with respect to the space involved in the case of a proposed subletting, by giving written notice of termination or suspension to Tenant, with such termination or suspension to be effective as of the effective date of such assignment or subletting.  If Landlord does not so terminate or suspend, Landlord’s consent shall not be unreasonably withheld to an assignment or to a subletting, provided that the following conditions are met:

(i)                                     the assignee or subtenant shall use the Premises only for the Permitted Uses;

(ii)                                  the proposed assignee or subtenant has a net worth and creditworthiness reasonably acceptable to Landlord (it being understood such condition shall not be imposed unless Tenant’s net worth at the time Tenant requests such consent is less than Tenant’s net worth as of the date hereof);

(iii)                               the amount of the aggregate rent to be paid by the proposed subtenant is not less than the then current sublease market rate for the Premises; and

(iv)                              the proposed assignee or subtenant is not then a tenant in the Building or the Park, or an entity with which Landlord is dealing or has dealt within the preceding six months regarding the possibility of leasing space in the Building or the Park.

Tenant shall furnish Landlord with any information reasonably requested by Landlord to enable Landlord to determine whether the proposed assignment or subletting complies with the foregoing requirements, including without limitation, financial statements relating to the proposed assignee or subtenant.

Tenant shall, as Additional Rent, reimburse Landlord promptly for Landlord’s reasonable legal expenses incurred in connection with any request by Tenant for such consent.  If Landlord consents thereto, no such subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Landlord’s written approval in the case of any other subletting or assignment.

If for any assignment or sublease consented to by Landlord hereunder Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the rent called for hereunder, or in case of sublease of part, in excess of such rent fairly allocable to the part, after appropriate adjustments to assure that all other payments called for hereunder are appropriately taken into account and after deduction for reasonable marketing expenses of Tenant in connection with the assignment or sublease (including broker’s commissions, allowances and costs of tenant improvements), to pay to Landlord as additional rent fifty (50%) percent of the excess of each such payment of rent or other consideration received by Tenant promptly after its receipt.

Whenever Tenant lists with a broker or brokers or otherwise advertises, holds out or markets the Premises or any part thereof for sublease or assignment, Tenant shall give Nordblom Company, as brokers, a non-exclusive listing with respect to such sublease or assignment.

If at any time during the term of this Lease, there is a name change, reformation or reorganization of the Tenant entity, Tenant shall so notify Landlord and deliver evidence reasonably satisfactory to Landlord documenting such name change, reformation or reorganization.  If, at any time during the term of this Lease, there is a transfer of a controlling interest in the stock, membership or general partnership interests of Tenant, Tenant shall so notify Landlord and (whether or not Tenant so notifies Landlord) such transfer shall be deemed an assignment subject to the terms of this Section 6.2.1.

Notwithstanding anything herein to the contrary, Landlord’s prior consent shall not be required for, (i) transfers with an entity into or with which Tenant is merged or consolidated or (ii) transfers with an entity to which all of Tenant’s stock or all or substantially all of Tenant’s assets are transferred or (iii) transfers to any entity (a “Related Entity”) which controls, is controlled by, or is under common control with Tenant, provided that in any of such events (A) such entity or successor to Tenant (specifically excluding a Related Entity) has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (1) the net worth of Tenant on the date of this Lease and (2) the net worth of Tenant immediately prior to such merger, consolidation or transfer, (B) proof reasonably satisfactory to Landlord of such net worth shall have been delivered to Landlord within at least ten (10) days of the effective date of any such transaction (except in connection with a transfer to a Related Entity), (C) in the case of an assignment, the assignee agrees directly with Landlord, by written instrument in form reasonably satisfactory to Landlord, to perform all the obligations of Tenant; (D) in the case of a sublease, the sublessee agrees, in a written sublease instrument in form reasonably satisfactory to Landlord, to abide by all of the terms and covenants of this Lease and the sublessee occupies the Premises for the Permitted Uses and no other use; and (E) nothing shall impair the continuing primary liability of Tenant hereunder.

6.2.2                     Nuisance.  Not to injure, deface or otherwise harm the Premises; nor commit any nuisance; nor permit in the Premises any vending machine (except such as is used for the sale of merchandise to employees of Tenant) or inflammable fluids or chemicals (except such as are customarily used in connection with standard office equipment and light manufacturing); nor permit any cooking to such extent as requires special exhaust venting; nor permit the emission of any objectionable noise or odor; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate any of Landlord’s insurance; nor conduct any auction, fire, “going out of business” or bankruptcy sales.

6.2.3                     Hazardous Wastes and Materials.  Not to dispose of any hazardous wastes, hazardous materials or oil on the Premises or the Property, or into any of the plumbing, sewage, or drainage systems thereon, and to indemnify and save Landlord harmless from all claims, liability, loss or damage arising on account of the use or disposal of hazardous wastes, hazardous materials or oil, including, without limitation, liability under any federal, state, or local laws, requirements and regulations, or damage to any of the aforesaid systems.  Tenant shall comply with all governmental reporting requirements with respect to hazardous wastes, hazardous materials and oil, and shall deliver to Landlord copies of all reports filed with governmental authorities.

6.2.4                     Floor Load; Heavy Equipment.  Not to place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and which is allowed by law.  Landlord reserves the right to prescribe the weight and position of all heavy business machines and equipment, including safes, which shall be placed so as to distribute the weight.  Business machines and mechanical equipment which cause vibration or noise shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration, noise and annoyance.

6.2.5                     Installation, Alterations or Additions.  Not to make any installations, alterations or additions in, to or on the Premises nor to permit the making of any holes in the walls, partitions, ceilings or floors nor the installation or modification of any locks or security devices without on each occasion obtaining the prior written consent of Landlord, and then only pursuant to plans and specifications approved by Landlord in advance in each instance.  All approvals of Landlord required hereunder shall not be unreasonably withheld in the case of non-structural interior alterations that do not impair the structural integrity of the Building, impact the Building systems, or involve penetration of the roof or exterior walls.  Landlord shall respond to Tenant’s request for approval within ten (10) business days of the same being made, and if Landlord denies such request it shall provide Tenant with a reason for such denial.  Landlord shall be deemed to have approved any request submitted by Tenant, if (x) Landlord fails to respond within ten (10) business days after receiving a request for such approval, and (y) following such ten (10) business day period, Landlord fails to respond within an additional five (5) business days after receiving a second request containing a prominent reference in bold print, with reference to this particular section of the Lease, advising Landlord that failure to respond to such notice shall result in deemed approval of the matters subject to such notice.  Tenant shall pay promptly when due the entire cost of any work to the Premises undertaken by Tenant so that the Premises shall at all times be free of liens for labor and materials, and at Landlord’s request Tenant shall furnish to Landlord a bond or other security acceptable to Landlord assuring that any work commenced by Tenant will be completed in accordance with the plans and specifications theretofore approved by Landlord and assuring that the Premises will remain free of any mechanics’ lien or other encumbrance arising out of such work.  In any event, Tenant shall forthwith bond against or discharge any mechanics’ liens or other encumbrances that may arise out of such work.  Tenant shall procure all necessary licenses and permits at Tenant’s sole expense before undertaking such work.  All such work shall be done in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws.  Tenant shall save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work.

Not to grant a security interest in, or to lease, any personal property or equipment being installed in the Premises, including, without limitation, demountable partitions (the “Collateral”) without first obtaining an agreement for the benefit of Landlord in the form attached hereto as Exhibit F, from the secured party or lessor (“Secured Party”) that stipulates in the event either the Lease is terminated or Tenant defaults in its obligations to Secured Party, then (i) Secured Party will remove the Collateral within ten (10) business days after notice from Landlord of the expiration or earlier termination of this Lease, or within ten (10) business days after Secured Party notifies Landlord that Secured Party has the right to remove the Collateral on account of Tenant’s default in its obligations to Secured Party, (ii) Secured Party will restore the area affected by such removal, and (iii) that a failure to so remove the Collateral will subject such property to the provisions of subsection 6.1.9 of the Lease.

6.2.5.1           Emergency Generator.  A.  Without waiver of the provisions of the first paragraph of this Section 6.2.5, Tenant shall have the right, at its sole expense, to install, maintain, repair, replace and operate an emergency generator having a capacity no greater than what is then permitted by the applicable local building code (the generator is referred to as the “Generator”) in a mutually acceptable location on the roof of the Building (the “Generator Area”), provided Tenant shall promptly repair any damage caused to the Building caused by reason of such installation and operation.  Tenant shall not install the Generator in the Generator Area without Landlord’s prior approval of the manner of and the plans and specifications for such installation and screening if reasonably required by Landlord.  If such installation shall result in an increase in premiums for Landlord’s insurance coverage for the Building, then Tenant shall be liable for the increase as Additional Rent hereunder.  The installation, maintenance and operation of the Generator shall be at Tenant’s sole cost and expense, and shall be performed in accordance with all applicable laws and requirements of applicable governmental authorities, and otherwise in accordance with the terms of this Lease.

B.                                    Tenant agrees that upon the expiration or earlier termination of this Lease, Tenant shall, in accordance with subsection 6.1.9 hereof, remove the Generator, at Tenant’s expense, and promptly repair and restore any damage to the Property or the Building due to such removal.  If the Generator is not so removed by Tenant upon the expiration of the term of this Lease, then it shall become the property of Landlord and, if Landlord so elects, Landlord shall remove the same and charge Tenant for the cost of removal, including costs, if any, associated with restoration of the Property due to such removal.

C.                                    Tenant shall obtain insurance coverage for the benefit of Landlord and its managing agent in such amount and of such type as Landlord may reasonably require, insuring against liabilities arising from the installation, maintenance, repair, replacement and operation of the Generator.

D.                                    It is expressly understood that the right to install and operate the Generator is personal to the initial Tenant named herein, and may not be assigned.

6.2.5.2           Rooftop Telecommunications Equipment.  A.  Without waiver of any of the provisions of the above paragraph of this Section 6.2.5 as they relate to the approval of plans and the performance of the work in connection with such installation, Tenant shall have the right to install, maintain, operate, repair and replace a satellite dish on the roof of the Building, subject to Landlord’s approval regarding size, location and the manner of installation in each instance, including conformance with Landlord’s reasonable design criteria (including visual shielding such that it cannot be seen from street level) and provided that such installation does not void any roof bonds or affect the integrity of the roof.  The installation, operation, maintenance and removal of such equipment shall be at Tenant’s sole cost and expense and shall be performed in accordance with all applicable laws and requirements of applicable governmental authorities.

B.                                    Tenant, its contractors, agents or employees shall have access to the roof at all times in order to install, repair, replace, maintain, use and operate its telecommunications equipment, upon the following terms and conditions:  (i) all access by Tenant to the roof shall be subject to Landlord’s reasonable safeguards for the security and protection of the Building; and (ii) any damage to the Building or to the personal property of Landlord arising as a result of such access shall be repaired and restored, at Tenant’s sole cost, to the condition existing prior to such access.

C.                                    It is expressly understood that the right to install and use the rooftop equipment is personal to the initial Tenant named herein.

6.2.6                     Abandonment.  Not to abandon the Premises during the term.

6.2.7                     Signs.  Not without Landlord’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed) to paint or place any signs or place any curtains, blinds, shades, awnings, aerials, or the like, visible from outside the Premises.  Tenant may, at is sole expense, install its identifying sign on the exterior of the Building in a location mutually acceptable to Tenant and Landlord.  Such sign shall comply with all local regulations and with the sign policy for the Park, shall be subject to Landlord’s approval as to design, size, and installation, and shall be maintained by Tenant, at its sole expense, in good condition and repair.

6.2.8                     Parking and Storage.  Not to permit any storage of materials outside of the Premises; nor to permit the use of the parking areas for either temporary or permanent storage of trucks; nor permit the use of the Premises for any use for which heavy trucking would be customary.

ARTICLE 7
Casualty or Taking

7.1                               Termination.  In the event that the Premises or the Building, or any material part thereof, shall be taken by any public authority or for any public use, or shall be destroyed or damaged by fire or casualty, or by the action of any public authority, then this Lease may be terminated at the election of Landlord.  Such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord to Tenant within sixty (60) days after the date of the taking or casualty.  In the event that the Premises are destroyed or damaged by fire or casualty, or if there is a taking of a material part of the Premises or Building, and, in the reasonable opinion of an independent architect or engineer selected by Landlord, cannot be repaired or restored within two hundred and seventy (270) days from the date repair or restoration work would commence, then this Lease may be terminated at the election of Landlord or Tenant, which election shall be made by the giving of notice to the other party within thirty (30) days after the date the opinion of the architect or engineer is made available to the parties.

7.2                               Restoration.  If Landlord does not elect to so terminate, this Lease shall continue in force and a just proportion of the rent reserved, according to the nature and extent of the damages sustained by the Premises, shall be suspended or abated until the Premises, or what may remain thereof, shall be put by Landlord in proper condition for use, which Landlord covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded for such taking, destruction or damage and subject to zoning and building laws or ordinances then in existence.  “Net proceeds of insurance recovered or damages awarded” refers to the gross amount of such insurance or damages less the reasonable expenses of Landlord incurred in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services.

7.3                               Award.  Irrespective of the form in which recovery may be had by law, all rights to damages or compensation shall belong to Landlord in all cases.  Tenant hereby grants to Landlord all of Tenant’s rights to such damages and covenants to deliver such further assignments thereof as Landlord may from time to time request, provided, however, Tenant may make a separate claim with the condemning authority for its personal property and/or moving costs, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority

ARTICLE 8
Defaults

8.1                               Events of Default.  (a) If Tenant shall default in the performance of any of its obligations to pay the Fixed Rent, Additional Rent or any other sum due Landlord hereunder and if such default shall continue for ten (10) days after written notice from Landlord designating such default or if within thirty (30) days after written notice from Landlord to Tenant specifying any other default or defaults Tenant has not commenced diligently to correct the default or defaults so specified or has not thereafter diligently pursued such correction to completion, or (b) if any assignment shall be made by Tenant or any guarantor of Tenant for the benefit of creditors, or (c) if Tenant’s leasehold interest shall be taken on execution, or (d) if a lien or other involuntary encumbrance is filed against Tenant’s leasehold interest or Tenant’s other property, including said leasehold interest, and is not discharged within ten (10) days thereafter, or (e) if a petition is filed by Tenant or any guarantor of Tenant for liquidation, or for reorganization or an arrangement under any provision of any bankruptcy law or code as then in force and effect, or (f) if an involuntary petition under any of the provisions of any bankruptcy law or code is filed against Tenant or any guarantor of Tenant and such involuntary petition is not dismissed within sixty (60) days thereafter, then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter without demand or notice and with or without process of law (forcibly, if necessary) enter into and upon the Premises or any part thereof in the name of the whole or mail a notice of termination addressed to Tenant, and repossess the same as of landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects (forcibly, to the extent permitted by law) without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenants, and upon such entry or mailing as aforesaid this Lease shall terminate, Tenant hereby waiving all statutory rights to the Premises (including without limitation rights of redemption, if any, to the extent such rights may be lawfully waived) and Landlord, without notice to Tenant, may store Tenant’s effects, and those of any person claiming through or under Tenant, at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.

8.2                               Remedies.  In the event that this Lease is terminated under any of the provisions contained in Section 8.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants to pay forthwith to Landlord, as compensation, the excess of the total rent reserved for the residue of the term over the rental value of the Premises for said residue of the term.  In calculating the rent reserved there shall be included, in addition to the Fixed Rent and Additional Rent, the value of all other considerations agreed to be paid or performed by Tenant for said residue.  Tenant further covenants as additional and cumulative obligations after any such termination, to pay punctually to Landlord all the sums and to perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated.  In calculating the amounts to be paid by Tenant pursuant to the next preceding sentence Tenant shall be credited with any amount paid to Landlord as compensation as in this Section 8.2, provided and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord’s expense in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the term and may grant such concessions and free rent as Landlord in its sole judgment considers advisable or necessary to relet the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid.

In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 8.2, Landlord may by written notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in Section 8.1 or is otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of the Fixed Rent and Additional Rent accrued in the twelve (12) months ended next prior to such termination plus the amount of rent of any kind accrued and unpaid at the time of termination and less the amount of any recovery by Landlord under the foregoing provisions of this Section 8.2 up to the time of payment of such liquidated damages.  Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

8.3                               Remedies Cumulative.  Any and all rights and remedies which Landlord may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

8.4                               Landlord’s Right to Cure Defaults.  Landlord may, but shall not be obligated to, cure, at any time and without notice in an emergency, and after the expiration of applicable notice and cure periods specified in Section 8.1 in all other instances, any default by Tenant under this Lease; and whenever Landlord so elects, all costs and expenses incurred by Landlord, including reasonable attorneys’ fees, in curing a default shall be paid, as Additional Rent, by Tenant to Landlord on demand, together with lawful interest thereon from the date of payment by Landlord to the date of payment by Tenant.

8.5                               Effect of Waivers of Default.  Any consent or permission by Landlord to any act or omission which otherwise would be a breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise, except as to the specific instance, operate to permit similar acts or omissions.

8.6                               No Waiver, etc.  The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.  The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord.  No consent or waiver, express or implied, by either party to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.7                               No Accord and Satisfaction.  No acceptance by Landlord of a lesser sum than the Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

ARTICLE 9
Rights of Mortgage Holders

9.1                               Rights of Mortgage Holders.  The word “mortgage” as used herein includes mortgages, deeds of trust or other similar instruments evidencing other voluntary liens or encumbrances, and modifications, consolidations, extensions, renewals, replacements and substitutes thereof.  The word “holder” shall mean a mortgagee, and any subsequent holder or holders of a mortgage.  Until the holder of a mortgage shall enter and take possession of the Property for the purpose of foreclosure, such holder shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security.  Upon entry and taking possession of the Property for the purpose of foreclosure, such holder shall have all the rights of Landlord.  No such holder of a mortgage shall be liable either as mortgagee or as assignee, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall enter and take possession of the Property for the purpose of foreclosure.  Upon entry for the purpose of foreclosure, such holder shall be liable to perform all of the obligations of Landlord, subject to and with the benefit of the provisions of Section 10.4, provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under said provisions to the owner of the equity of the Property.

The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a holder of a mortgage (particularly, without limitation thereby, the covenants and agreements contained in this Section 9.1) constitute a continuing offer to any person, corporation or other entity, which by accepting a mortgage subject to this Lease, assumes the obligations herein set forth with respect to such holder; such holder is hereby constituted a party of this Lease as an obligee hereunder to the same extent as though its name were written hereon as such; and such holder shall be entitled to enforce such provisions in its own name.  Tenant agrees on request of Landlord to execute and deliver from time to time any agreement which may be necessary to implement the provisions of this Section 9.1.

9.2                              Lease Superior or Subordinate to Mortgages.  It is agreed that the rights and interest of Tenant under this Lease shall be (i) subject or subordinate to any present or future mortgage or mortgages and to any and all advances to be made thereunder, and to the interest of the holder thereof in the Premises or any property of which the Premises are a part if Landlord shall elect by notice to Tenant to subject or subordinate the rights and interest of Tenant under this Lease to such mortgage or (ii) prior to any present or future mortgage or mortgages, if Landlord shall elect, by notice to Tenant, to give the rights and interest of Tenant under this Lease priority to such mortgage; in the event of either of such elections and upon notification by Landlord to that effect, the rights and interest of Tenant under this Lease should be deemed to be subordinate to, or have priority over, as the case may be, said mortgage or mortgages, irrespective of the time of execution or time of recording of any such mortgage or mortgages (provided that, in the case of subordination of this Lease to any future mortgages, the holder thereof agrees not to disturb the possession of Tenant so long as Tenant is not in default hereunder).  Tenant agrees it will, upon not less than ten (10) days’ prior written request by Landlord, execute, acknowledge and deliver any and all instruments deemed by Landlord necessary or desirable to give effect to or notice of such subordination or priority.  Any Mortgage to which this Lease shall be subordinated may contain such terms, provisions and conditions as the holder deems usual or customary.  Landlord shall obtain for Tenant’s benefit a so-called non-disturbance agreement from its current lender on such lender’s standard form.

ARTICLE 10
Miscellaneous Provisions

10.1                        Notices from One Party to the Other.  All notices required or permitted hereunder shall be in writing and addressed, if to the Tenant, at the Original Notice Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, at the Original Notice Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant.  Any notice shall be deemed duly given when mailed to such address postage prepaid, by registered or certified mail, return receipt requested, or when delivered to such address by hand.

10.2                        Quiet Enjoyment.  Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the term hereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.

10.3                        Lease not to be Recorded.  Tenant agrees that it will not record this Lease.  Both parties shall, upon the request of either, execute and deliver a notice or short form of this Lease in such form, if any, as may be permitted by applicable statute.  Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact (which appointment shall survive termination of the term of this Lease) with full power of substitution to execute, acknowledge and deliver a notice of termination of lease in Tenant’s name if Tenant fails, within 10 days after request therefor, to either execute, acknowledge or deliver such notice of termination or give Landlord written notice setting forth the reasons why Tenant is refusing to deliver such notice of termination.

10.4                        Limitation of Landlord’s Liability.  The term “Landlord” as used in this Lease, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the Property, and in the event of any transfer or transfers of title to said property, the Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement of all liability as respects the performance of any covenants or obligations on the part of the Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on the Landlord, its successors and assigns, only during and in respect of their respective successive periods of ownership of said leasehold interest or fee, as the case may be.  Tenant, its successors and assigns, shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Property and in the rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord (which term shall include, without limitation, any general or limited partner, trustees, beneficiaries, officers, directors, or stockholders of Landlord) ever be personally liable for any such liability.

10.5                        Acts of God.  In any case where either party hereto is required to do any act, delays caused by or resulting from Acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party’s reasonable control shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a “reasonable time,” and such time shall be deemed to be extended by the period of such delay.

10.6                        Landlord’s Default.  Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and such failure shall continue for a period of thirty (30) days or such additional time as is reasonably required to correct any such default after written notice has been given by Tenant to Landlord specifying the nature of Landlord’s alleged default.  Landlord shall not be liable in any event for incidental or consequential damages to Tenant by reason of Landlord’s default, whether or not notice is given.  Tenant shall have no right to terminate this Lease for any default by Landlord hereunder and no right, for any such default, to offset or counterclaim against any rent due hereunder.  Tenant may, but shall not be obligated, to cure any default by Landlord in performing an obligation or providing a service that is material and essential to Tenant’s business operations, and that is relating to the Premises and/or the building systems serving the Premises.  If Tenant elects to so cure Landlord’s default, Tenant shall give at least seven (7) business days’ prior written notice to Landlord (the “self-help notice”), or with reasonable prior notice under the circumstances in an emergency, stating that Tenant is invoking its self-help rights under this Section 10.6.  Tenant may take such action as is reasonable and prudent under the circumstances to remedy any uncured default of Landlord, provided however, that Tenant shall not have the right to cure any such default (a) to the extent that Tenant’s curative actions would relate to areas outside of the Premises, or the structure of the Building, or (b) if the nature of such default or the Landlord’s inability to cure is due to circumstances generally affecting other buildings in the vicinity (such as a power outage, a water main break or inclement weather, for example).  However, if at the time of Tenant’s self-help notice, Landlord has undertaken to cure the default in question and is proceeding with diligence, but has been unable to fully complete such cure by the expiration of seven (7) business days from Tenant’s self-help notice, Landlord shall be afforded a reasonable time thereafter in which to complete its curative efforts before Tenant may effect a cure.  For the purposes of this Section 10.6, the phrase “reasonable time” shall mean an additional period of time reasonably determined by Landlord given the nature of the default and the steps reasonably necessary to rectify the same.  Whenever Tenant so elects to cure a default by Landlord as set forth herein, Landlord shall, within twenty (20) days after receipt of any invoice therefor, reimburse Tenant for all costs and expenses incurred by Tenant in curing a default.

10.7                        Brokerage.  Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Lease, other than Nordblom Company, Inc. and FHO Partners, LLC (collectively, the “Brokers”), and in the event of any brokerage claims, other than by the Brokers, against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim.  Landlord shall pay the Brokers a commission pursuant to a separate agreement.

10.8                        Applicable Law and Construction; Merger; Jury Trial.  This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and, if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby.  This Lease and the Exhibits attached hereto and forming a part hereof constitute all the covenants, promises, agreements, and understandings between Landlord and Tenant concerning the Premises and the Building and there are no covenants, promises, agreements or understandings, either oral or written, between them other than as are set forth in this Lease.  Neither Landlord nor Landlord’s agents shall be bound to any representations with respect to the Premises, the Building or the Property except as herein expressly set forth, and all representations, either oral or written, shall be deemed to be merged into this Lease.  The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease.  Each of Landlord and Tenant shall and does hereby waive trial by jury in any action, proceeding, or claim brought by or against the other party regarding any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant or Tenant’s use or occupancy of the Premises.  Unless repugnant to the context, the words “Landlord” and “Tenant” appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them respectively.  If there be more than one person or entity named as tenant, the obligations imposed by this Lease upon Tenant shall be joint and several.

WITNESS the execution hereof under seal on the day and year first above written:

Landlord:

/s/ Peter C. Norblom
As Trustee, but not individually

/s/ Peter C. Norblom
As Trustee, but not individually

Tenant:
CONFORMIS, INC.

/s/ Philipp Lang
Philipp Lang
CEO

EXHIBIT A

PLAN SHOWING THE PREMISES

EXHIBIT A-1

PLAN SHOWING LANDLORD’S WORK

EXHIBIT B

WORK CHANGE ORDER FORM

Lease Date:	Date:

Landlord:	Work Change Order No.:

Tenant:	Building Address:

Premises:

Tenant directs Landlord to make the following additions to Landlord’s work:

Description of additional work:

Work Change Order Amount:

Amount of Previous Work Change Orders:

This Work Change Order:

Total Amount of Work Change Orders :

Landlord approves this Work Change Order and Tenant agrees to pay to Landlord the Total Amount of Work Change Orders at the earlier of ten days following receipt of the Certificate of Occupancy of the premises or occupancy of the premises by Tenant.

Tenant:	Landlord:

By:	By:

Title:	Title:

EXHIBIT C

FORM OF LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT NO.

ISSUANCE DATE:

BENEFICIARY:

ISSUING BANK:

APPLICANT:

MAXIMUM/AGGREGATE CREDIT AMOUNT:	USD $

EXPIRATION:

LADIES AND GENTLEMEN:

We hereby establish our irrevocable letter of credit in your favor for account of the Applicant up to an aggregate amount not to exceed                                              US Dollars ($              ) available by your draft(s) drawn on ourselves at sight accompanied by:

The original Letter of Credit and all amendment(s), if any.

Your statement, purportedly signed by an authorized officer or signatory of the Beneficiary certifying that the Beneficiary is entitled to draw upon this Letter of Credit (in the amount of the draft submitted herewith) pursuant to Section 4.4 of the lease (the “Lease”) dated             ,         by and between                     , as Landlord, and                           , as Tenant, relating to the premises at                                         .

Draft(s) must indicate name and issuing bank and credit number and must be presented at this office.  Drawings may also be presented via facsimile transmission at facsimile number [                                  ].

You shall have the right to make multiple and partial draws against this Letter of Credit, from time to time.

This Letter of Credit is transferrable by Beneficiary from time to time in accordance with the provisions of Section 4.4 of the Lease.

This Letter of Credit shall expire at our office on                       ,              (the “Stated Expiration Date”).

It is a condition of this Letter of Credit that the Stated Expiration Date shall be deemed automatically extended without amendment for successive one (1) year periods from such Stated Expiration Date, unless at least forty-five (45) days prior to such Stated Expiration Date) or any anniversary thereof) we shall notify the Beneficiary and the Applicant in writing by certified mail (return receipt) that we elect not to consider this Letter of Credit extended for any such additional one (1) year period.

We engage with you that all drafts drawn under and in compliance with the terms of this letter of credit will be duly honored within two (2) business days after presentation to us as described above.

Except as otherwise expressly stated herein, this Letter of Credit is subject to the “International Standby Practice 1998 ICC Publication 590 (ISP98).”

Very truly yours.

Authorized Signatory

EXHIBIT D

RULES AND REGULATIONS

1.                                      The sidewalks, entrances, passages, corridors, vestibules, halls, elevators, or stairways in or about the Building shall not be obstructed by Tenant.

2.                                      Tenant shall not place objects against glass partitions, doors or windows which would be unsightly from the Building corridor or from the exterior of the Building.

3.                                      Tenant shall not waste electricity or water in the Building premises and shall cooperate fully with Landlord to assure the most effective operation of the Building heating and air conditioning systems.  All regulating and adjusting of heating and air-conditioning apparatus shall be done by the Landlord’s agents or employees.

4.                                      Tenant shall not use the Premises so as to cause any increase above normal insurance premiums on the Building.

5.                                      No bicycles, vehicles, or animals of any kind shall be brought into or kept in or about the Premises.  No space in the Building shall be used for the sale of merchandise of any kind at auction or for storage thereof preliminary to such sale.

6.                                      Tenant shall cooperate with Landlord in minimizing loss and risk thereof from fire and associated perils.

7.                                      The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed and no sweepings, rubbish, rags, acid or like substance shall be deposited therein.  All damages resulting from any misuse of the fixtures shall be borne by the Tenant.

8.                                      Landlord reserves the right to establish, modify, and enforce reasonable parking rules and regulations, provided such rules and obligations do not diminish Tenant’s rights under the Lease.

9.                                      Landlord reserves the right at any time to rescind, alter or waive any rule or regulation at any time prescribed for the Building and to impose additional reasonable rules and regulations when in its judgment deems it necessary, desirable or proper for its best interest and for the best interest of the tenants and no alteration or waiver of any rule or regulation in favor of one tenant shall operate as an alteration or waiver in favor of any other tenant, provided such rules and regulations do not diminish Tenant’s rights under the Lease.  Landlord shall not be responsible to any tenant for the nonobservance or violation by any other tenant however resulting of any rules or regulations at any time prescribed for the Building.  Notwithstanding anything herein to the contrary, Landlord shall enforce the rules and regulations against all tenants in a non-discriminatory manner.

10.                               Tenant acknowledges that the Building has been designated a non-smoking building.  At no time shall Tenant permit its agents, employees, contractors, guests or invitees to smoke in the Building or, except in specified locations, directly outside the Building.

EXHIBIT E

TENANT ESTOPPEL CERTIFICATE

TO:                                               (“Mortgagee” or “Purchaser”)

THIS IS TO CERTIFY THAT:

1.                                      The undersigned is the tenant (the “Tenant”) under that certain lease (the “Lease”) dated          , 20    , by and between                            as landlord (the “Landlord”), and the undersigned, as Tenant, covering those certain premises commonly known and designated as                                (the “Premises”) in the building located at                         ,                                 , Massachusetts.

2.                                      The Lease is attached hereto as Exhibit A and (i) constitutes the entire agreement between the undersigned and the Landlord with respect to the Premises, (ii) is the only Lease between the undersigned and the Landlord affecting the Premises and (iii) has not been modified, changed, altered or amended in any respect, except (if none, so state):

3.                                      The undersigned has accepted and now occupies the Premises as of the date hereof, and to Tenant’s knowledge all improvements, if any, required by the terms of the Lease to be made by the Landlord have been completed and all construction allowances to be paid by Landlord have been paid.  In addition, the undersigned has made no agreement with Landlord or any agent, representative or employee of Landlord concerning free rent, partial rent, rebate of rental payments or any other type of rental or other economic inducement or concession except (if none, so state):

4.

(1)                                 The term of the Lease began (or is scheduled to begin) on             ,20     and will expire on                 , 20    ;

(2)                                 The fixed rent for the Premises has been paid to and including                   , 20    ;

(3)                                 The fixed rent being paid pursuant to the Lease is at the annual rate of $                    ; and

(4)                                 The escalations payable by Tenant under the Lease are currently $          , based on a pro rata share of         %, and have been reconciled through                 , 20    .

5.                                      (i) To Tenant’s knowledge, no party to the Lease is in default, (ii) the Lease is in full force and effect, (iii) the rental payable under the Lease is accruing to the extent therein provided thereunder, (iv) to Tenant’s knowledge, as of the date hereof the undersigned has no charge, lien or claim of off-set (and no claim for any credit or deduction) under the Lease or otherwise, against rents or other charges due or to become due thereunder or on account of any prepayment of rent more than one (1) month in advance of its due date, and (v) to Tenant’s knowledge, Tenant has no claim against Landlord for any security, rental, cleaning or other deposits, except (if none, so state):

6.                                      To Tenant’s knowledge, since the date of the Lease there are no actions, whether voluntary or otherwise, pending against the undersigned under the bankruptcy, reorganization, arrangement, moratorium or similar laws of the United States, any state thereof of any other jurisdiction.

7.                                      Tenant has not sublet, assigned or hypothecated or otherwise transferred all or any portion of Tenant’s leasehold interest.

8.                                      To Tenant’s knowledge, neither Tenant nor Landlord has commenced any action or given or received any notice for the purpose of terminating the Lease, nor does Tenant have any right to terminate the Lease, except (if none, so state):

9.                                      Tenant has no option or preferential right to purchase all or any part of the Premises (or the real property of which the Premises are a part) nor any right or interest with respect to the Premises or the real property of which the Premises are a part.  Tenant has no right to renew or extend the term of the Lease or expand the Premises except (if none, so state):

10.                               The undersigned acknowledges that the parties named herein are relying upon this estoppel certificate and the accuracy of the information contained herein in making a loan secured by the Landlord’s interest in the Premises, or in connection with the acquisition of the Property of which the Premises is a part.

EXECUTED UNDER SEAL AS OF               , 20    .

TENANT:

By:
Name:
Title:
Duly Authorized

EXHIBIT F

LANDLORD’S CONSENT AND WAIVER

WHEREAS,                                        (the “Tenant”) has or is about to enter into certain financing agreements with                                                            (the “Bank”) pursuant to which the Bank has been or may be granted a security interest in certain property of the Tenant; and

WHEREAS, Tenant is the tenant, pursuant to a lease agreement by and between Tenant and the undersigned (the “Landlord”) dated as of                                (the “Lease”), of certain demised premises contained in the building located at the following address:

and more particularly described in the Lease (the “Premises”);

NOW, THEREFORE, for valuable consideration, the Landlord agrees, for as long as Tenant remains indebted to the Bank, as follows:

(a)                                 Landlord acknowledges and agrees that the personal property of Tenant (which for purposes hereof shall not include computer wiring, telephone wiring and systems, and demountable partitions) in which the Bank has been granted a security interest (the “Bank Collateral”) may from time to tune be located on the Premises;

(b)                                 Landlord subordinates, waives, releases and relinquishes unto the Bank, its successors or assigns, all right, title and interest, if any, which the Landlord may otherwise claim in and to the Bank Collateral, except as provided in subparagraph (d) hereinbelow;

(c)                                  Upon providing the Landlord with at least five (5) business days’ prior written notice that Tenant is in default of its obligations to the Bank, the Bank shall then have the right to enter the Premises during business hours for the purpose of removing said Bank Collateral, provided (i) the Bank completes the removal of said Bank Collateral within ten (10) business days following said first written notice of default, and (ii) the Bank restores any part of the Premises which may be damaged by such removal to its condition prior to such removal in an expeditious manner not to exceed ten (10) business days following said first written notice of default;

(d)                                 Upon receipt of written notice from Landlord of the expiration or earlier termination of the Lease, the Bank shall have ten (10) business days to enter the Premises during business hours, remove said Bank Collateral, and restore any part of the Premises which may be damaged by such removal to its condition prior to such removal.  If the Bank fails to so remove the Bank Collateral, the Bank agrees that the Bank Collateral shall thereupon be deemed subject to the yield up provisions of the Lease, so the Landlord may treat the Bank Collateral as abandoned, deem it Landlord’s property, if Landlord so elects, and retain or remove and dispose of it, all as provided in the Lease;

(e)                                  All notices and other communications under this Landlord’s Consent and Waiver shall be in writing, and shall be delivered by hand, by a nationally recognized commercial next day delivery service, or by certified or registered mail, return receipt requested, and sent to the following addresses:

if to the Bank:

Attention:

with a copy to:

if to the Landlord:                                                                                             c/o Nordblom Management Company, Inc.
15 Third Avenue
Burlington, MA 01803

Such notices shall be effective (a) in the case of hand deliveries, when received, (b) in the case of a next day delivery service, on the next business day after being placed in the possession of such delivery service with next day delivery charges prepaid, and (c) in the case of mail, five (5) days after deposit in the postal system, certified or registered mail, return receipt requested and postage prepaid.  Either party may change its address and telecopy number by written notice to the other as provided above; and

(f)                                   The Bank shall indemnify and hold harmless the Landlord for any and all damage caused as a result of the exercise of the Bank’s rights hereunder.

This Landlord’s Consent and Waiver may not be changed or terminated orally and inures to the benefit of and is binding upon the Landlord and its successors and assigns, and inures to the benefit of and is binding upon the Bank and its successors and assigns.

IN WITNESS WHEREOF, Landlord and Bank have each executed this Landlord’s Consent and Waiver or caused it to be executed by an officer thereunto duly authorized, and the appropriate seal to be hereunto affixed, this          day of               , 200  .

LANDLORD:

By:
(Name)
(Title)

BANK:

By:
(Name)
(Title)

COMMONWEALTH OF MASSACHUSETTS

County, ss.

On this                    day of               , 200  , before me, the undersigned Notary Public, personally appeared the above-named                                               , proved to me by satisfactory evidence of identification, being (check whichever applies):  ☐ driver’s license or other state or federal governmental document bearing a photographic image, ☐ oath or affirmation of a credible witness known to me who knows the above signatories, or ☐ my own personal knowledge of the identity of the signatory, to be the person whose name is signed above, and acknowledged the foregoing to be signed by her/him voluntarily for its stated purpose.

Print Name:
My commission expires:

STATE OF

County, ss.

On this                    day of               , 200  , before me, the undersigned Notary Public, personally appeared the above-named                                               , proved to me by satisfactory evidence of identification, being (check whichever applies):  ☐ driver’s license or other state or federal governmental document bearing a photographic image, ☐ oath or affirmation of a credible witness known to me who knows the above signatories, or ☐ my own personal knowledge of the identity of the signatory, to be the person whose name is signed above, that he/she signed it as                                  for                                       , and acknowledged the foregoing to be signed by her/him voluntarily for its stated purpose.

Print Name:
My commission expires:

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of this 13th day of May, 2014, by and between N.W. Middlesex 36 Trust (hereinafter called “Landlord”) and ConforMIS, Inc. (hereinafter called “Tenant”).

BACKGROUND:

A.                                    Landlord and Tenant entered into a lease dated August 26, 2010, (referred to herein as the “Lease”), with respect to a premises consisting of 29,227 rentable square feet in the building located at 11 North Avenue, Burlington, Massachusetts (hereinafter called the “Premises”);

B.                                    The term of the Lease is scheduled to expire on October 31, 2015.

C.                                    Landlord and Tenant desire to terminate the Lease prior to the expiration date contained therein.

NOW, THEREFORE, in consideration of the mutual promises and undertakings of the parties hereto and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

(1)                                 As of July 31, 2015 (the “Termination Date”), Tenant shall surrender the Lease and the Premises, together with all keys, free from all occupants and subtenants and their personal property, and Landlord shall accept the surrender of the Lease and of the Premises, and as of the Termination Date the Lease shall terminate and be of no further force and effect and neither Landlord nor Tenant shall have any thereafter accruing liability or obligation thereunder, except as provided in Paragraph 2 of this Agreement.  Reference is made to the fact that Landlord is currently in negotiations with Keystone Dental, Inc. for a lease of the Premises.  It is an express condition precedent to the termination of the Lease as contemplated herein, that Keystone Dental, Inc. shall execute a lease for the Premises on or prior to August 31, 2014 (the “Outside Date”).  If such condition is not satisfied on or prior to the Outside Date, then this Agreement shall be null and void with the exception of Paragraph (2) below which shall expressly survive, and the Lease shall remain in full force and effect through its original expiration date of October 31, 2015.

(2)                                 Lease Section 2.3, Extension Option, is hereby deleted as of the date of this Agreement.  It is the intent of the parties that Tenant hereby forever waives and relinquishes its right to extend the Original Term of the Lease without regard to the execution of a lease with any third party.

(3)                                 All monetary obligations created by the Lease shall be prorated through the Termination Date.  If the amount of Operating Costs or Taxes or of any other such obligation has not been determined by the Termination Date, final adjustment shall be made when the amount thereof is determined.

(4)                                 It shall be a further condition precedent to the surrender and termination of the Lease set forth in Paragraph 1 hereinabove that as of the Termination Date, Tenant (a) shall be current in its payments under the Lease, (b) shall have made any payments then invoiced pursuant to Paragraph (3) hereinabove and (c) shall have entirely vacated and yielded up the Premises in the condition required pursuant to the Paragraph (6) of this Agreement, and if such condition precedent has not occurred on or before the Termination Date, then, at Landlord’s sole option, this Agreement shall become null and void with the exception of Paragraph (2) below which shall expressly survive, and the Lease shall remain in full force and effect, or in the alternative Landlord may treat Tenant’s failure to satisfy such condition precedent as a holding over by Tenant after the Termination Date, and Tenant shall be subject to all of the provisions of Section 6.1.9 of the Lease, including all yield up requirements without regard to anything to the contrary contained in paragraph (6) below.  On the election by Landlord of either such option, Landlord will be entitled to exercise all of Landlord’s rights and remedies under the Lease, at law or in equity.

(5)                                 In the event that Tenant is in compliance with all of the terms and conditions of the Lease and this Agreement as of the Termination Date, then Landlord shall return the Security and Restoration Deposit (or as much of the Security and Restoration Deposit as may remain following any application by Landlord of the same pursuant to the terms of Section 4.4 of the Lease) to Tenant within forty-five (45) days after the Termination Date.

(6)                                 On the condition Tenant vacates and surrenders the Premises on or before the Termination Date, then, notwithstanding any contrary yield up requirements contained in Section 6.1.9 of the Lease, Tenant shall have no removal requirements except that Tenant shall be obligated to remove (a) all of its portable clean room and the dedicated air-conditioning systems serving the SLS room, including all hvac units, piping, ductwork, diffusers and associated components, using as Tenant’s contractor Shawsheen Air, (b) Tenant’s trade fixtures, personal property and equipment, and (c) all Tenant’s signs wherever located.  With respect to Tenant’s removal of its air-conditioning systems pursuant to clause (a) above, Tenant’s work shall be done by licensed professionals and shall include, but not be limited to: removal of the rooftop unit(s); removal of the curb(s); patching of roof deck and roof; removal of electrical disconnect(s) including conduit and cable to a location under the roof deck), all to be done in a good and workman-like manner.  Tenant shall repair any and all damage caused by the removal of items required under this Paragraph (6) leaving the Premises broom-clean and in the same good order and repair in which Tenant is obligated to maintain the Premises under the Lease terms.  If any of the foregoing work is not performed by Tenant to Landlord’s reasonable satisfaction, Landlord shall perform the required work, at Tenant’s expense.  If Tenant does not timely vacate and surrender the Premises on or before the Termination Date, then the preceding provisions of this Paragraph (6) shall become null and void, and Lease Section 6.1.9 shall govern in all respects.

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(7)                                 Tenant has made an independent determination that Tenant’s obligation to pay rent under the Lease far exceeds the value to Tenant of the use of the Premises for the unexpired portion of the Lease term and that the value given by Tenant hereunder represents payment of reasonably equivalent value for the benefits derived by Tenant from the termination of the Lease and Tenant’s payment obligations thereunder.

(8)                                 Each of the covenants, conditions, terms, agreements and obligations of the parties shall be binding upon, and inure to the benefit of, the heirs, personal representatives, successors and assigns of each party.

(9)                                 Except where required by law or governmental or judicial order or in any litigation involving the matters provided for herein, Tenant agrees to keep the terms of this Agreement confidential and agrees that it will not disclose in any manner its course of dealing or the terms hereof with any other tenant in the Building, any brokers, or any third persons whatsoever.

(10)                          Landlord and Tenant each represent, as to itself, (a) that it has the authority and capacity to enter into this Agreement and perform all of its obligations hereunder; (b) that all necessary action has been taken in order to authorize it to enter into and perform all of its obligations hereunder; (c) that the person executing this Agreement on its behalf is duly authorized to do so.

(11)                          This Agreement shall become effective in all respects only upon its due execution and delivery by both Landlord and Tenant.

(12)                          This Agreement contains the entire agreement of the parties regarding the subject matter hereof. There are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, among them, relating to this subject matter, other than as set forth herein. This Agreement may not be modified orally or in any other manner other than by an agreement in writing signed by the party against whom such modification is sought to be enforced.

(13)                          This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Agreement under seal as of the date first written above.

LANDLORD:

By:	/s/ Peter C. Norblom
As Trustee and not individually

By:	/s/ Peter C. Norblom
As Trustee and not individually

TENANT:
CONFORMIS, INC.

By:	/s/ Philipp Lang

Its:	President and CEO
Hereunto duly authorized

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